Exhibit 10.47

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([* * *]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
COLLABORATION AND LICENSE AGREEMENT

between

NOVO NORDISK A/S

and

DICERNA PHARMACEUTICALS, INC.

NOVEMBER 15, 2019

1.	DEFINITIONS AND INTERPRETATIONS 1

2.	TARGET SELECTION AND VALIDATION 24

2.1	Target Selection, Validation, and Development Candidates. 24

2.2	Development Candidates. 25

2.3	Reserved and Option Targets. 26

2.4	Gatekeeper Process. 29

2.5	Scope of Blocked Targets 31

2.6	Encumbered Targets 31

3.	EXCLUSIVITY 31

3.1	Hepatocyte Target Exclusivity – R&D Collaboration Term. 31

3.2	Development Candidate and Product Exclusivity – Term of Agreement, 32

3.3	Novo Options for Dicerna Reserved Orphan Liver Target. 32

3.4	Limited Novo Exclusivity. 33

3.5	Blocked Targets and Third Party Agreements. 34

4.	RESEARCH AND PRODUCT DEVELOPMENT 34

4.1	Research and Development Program. 34

4.2	Research and Development Activities. 35

4.3	Clinical Development Activities. 35

4.4	Costs of Performance. 35

4.5	IND Filing 37

4.6	Records, Reports and Audits. 37

4.7	Certain Standards Applicable to Work 38

4.8	Right to Subcontract 39

5.	MANUFACTURING AND COMMERCIALIZATION 40

5.1	Compound and Product Manufacturing Generally. 40

5.2	Product Quality Generally 41

5.3	Commercialization by Novo 41

5.4	Co-Development Payments 41

6.	GOVERNANCE AND JOINT STEERING COMMITTEE 43

6.1	Project Leader 43

6.2	Program Leader 44

6.3	Alliance Leader 44

i

6.4	Working Groups 44

6.5	Joint Steering Committee. 45

7.	LICENSES 47

7.1	License Grant to Novo 47

7.2	Sublicenses 47

7.3	License Grants to Dicerna 47

7.4	Know-How Transfer; Availability of Employees 47

7.5	Covenants 48

7.6	Mutual Use of Confidential Information 48

7.7	No Implied Licenses 48

7.8	Third Party IP Agreements. 49

8.	FINANCIAL PROVISIONS 50

8.1	Upfront Payment; Escrow 50

8.2	Annual Fee 50

8.3	Pre-Clinical Milestones; DC Milestones 51

8.4	Development and Regulatory Milestones 51

8.5	Commercialization Milestones 53

8.6	Royalties. 53

8.7	Co-Development Programs. 56

9.	REPORTS AND PAYMENT TERMS 56

9.1	Net Sales Reports and Royalties Due 56

9.2	Payment Currency / Exchange Rate 56

9.3	Novo Nordisk Invoicing Instructions 56

9.4	Taxes 57

9.5	Audit Rights (Financial). 58

10.	INTELLECTUAL PROPERTY RIGHTS 59

10.1	Disclosure of Inventions 59

10.2	Notification of Issuance 59

10.3	Novo Background IP 59

10.4	Dicerna Background IP 59

10.5	Program Inventions; Joint Inventions. 60

10.6	Cooperation 61

10.7	Filing, Prosecution, Enforcement and Defense. 61

10.8	Management of Novo Background Patents 64

10.9	Product Infringement 64

10.10	Product Trademarks 65

10.11	Inventorship and Title 65

10.12	Invention Disclosure and Recordkeeping 65

10.13	Consultation on Program Inventions 66

11.	CONFIDENTIALITY 66

11.1	Duty of Confidence 66

11.2	Exceptions 66

11.3	Authorized Disclosures 66

11.4	Performance; Regulatory Approvals 67

11.5	Disclosure of Agreement 68

11.6	Breaches of Confidentiality; Assistance in Respect of Same 69

11.7	Security 69

12.	PUBLICATIONS AND PUBLICITY 69

12.1	Publications 69

12.2	Publicity 70

13.	HSR FILINGS AND CLOSING 70

13.1	HSR Filings 70

13.2	Conduct Pending HSR Clearance Date 71

14.	TERM AND TERMINATION 71

14.1	Term 71

14.2	Voluntary Termination 71

14.3	Termination for Cause. 72

14.4	Alternative to Termination 73

15.	EFFECTS OF TERMINATION 73

15.1	Termination of Agreement 73

15.2	Target/Product Return. 74

15.3	Survival 76

15.4	Termination Not Sole Remedy 76

15.5	Bankruptcy Code 77

16.	REPRESENTATIONS AND WARRANTIES 77

16.1	Representations and Warranties by Each Party 77

16.2	Representations, Warranties and Covenants by Dicerna 79

16.3	No Other Warranties 81

17.	INDEMNIFICATION AND LIABILITY 81

17.1	Indemnification by Dicerna 81

17.2	Indemnification by Novo 81

17.3	Indemnification Procedure. 82

17.4	SPECIAL, INDIRECT, AND OTHER LOSSES 83

17.5	Insurance 83

18.	COMPLIANCE 83

18.1	Compliance with this Agreement 83

18.2	Compliance with Party Specific Regulations 83

18.3	Compliance with Internal Compliance Codes 83

18.4	Compliance with Anti-Corruption Laws 84

18.5	Prohibited Conduct 84

18.6	Responsible Business 84

19.	GENERAL PROVISIONS 84

19.1	Assignment 84

19.2	Effects of Assignment, Change of Control 85

19.4	Severability 86

19.5	Governing Law; English Language 86

19.6	Dispute Resolution. 86

19.7	Continued Performance During Pendency of Arbitral Matters 88

19.8	Consent to Non-Exclusive Jurisdiction; Service of Process 88

19.9	Force Majeure 88

19.10	Waivers and Amendments 88

19.11	Relationship of the Parties 88

19.12	Notices 88

19.13	Further Assurances 89

19.14	Compliance with Law 90

19.15	No Third Party Beneficiary Rights 90

19.16	Entire Agreement 90

19.17	Counterparts 90

19.18	Expenses 90

19.19	Binding Effect 90

19.20	Construction 90

19.21	Interpretation 90

19.22	Cumulative Remedies 91

19.23	Export 91

List of Exhibits:

Exhibit A –     Work Flow Plan
Exhibit B –     Initial Research Plan
Exhibit C –     Novo Nordisk A/S’s Invoicing Instructions
Exhibit D –     Press Release
Exhibit E –     Existing Patents
Exhibit F –     Co-Development Programs Profit Sharing
Exhibit G –     Co-Promotion Principles
Exhibit H –    Dicerna Competitors
Exhibit I –     Dicerna Contract Manufacturers
Exhibit J –     Patent Prosecution: Default Countries & Territories
Exhibit K –     [Intentionally Omitted]
Exhibit L –     Use of Human Biosamples and Informed Consent
Exhibit M –     NOVO Principles for the Use of Animals

v

COLLABORATION AND LICENSE AGREEMENT
THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”), entered into as of November 15, 2019 (the “Signing Date”) is by and between NOVO NORDISK A/S, a corporation organized and existing under the laws of Denmark, having an address at Novo Allé, 2880 Bagsvaerd, Denmark, CVR No. 24 25 67 90 (“Novo”), on the one hand, and DICERNA PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware, with its principal place of business at 33 Hayden Avenue, Lexington, Massachusetts 02421, U.S.A. (“Dicerna”), on the other hand. Dicerna and Novo are each referred to individually as a “Party” and together as the “Parties”.
BACKGROUND
A.Novo is a leading global health care company engaged in the research, development and commercialization of pharmaceutical products.
B.    Dicerna has developed a RNAi platform technology targeting hepatocytes in the liver using GalXC Molecules (as defined below) to silence mRNA molecules, which may lead to therapeutic uses of such GalXC Molecules in patients with unmet medical needs.
C.    Novo and Dicerna desire to enter into this Agreement to allow the Parties to collaborate using Dicerna’s GalXC Platform in selecting hepatocyte gene targets and identifying GalXC Molecules from which one or more Products could be developed to treat liver-associated cardiometabolic diseases, including non-alcoholic steatohepatitis, and potentially other diseases in each case, on terms set forth in this Agreement.
D.    Novo desires to obtain exclusive and nonexclusive licenses from Dicerna to support the activities conducted pursuant to the research and development program and to enable Novo to Commercialize Products derived from or containing compounds developed pursuant to this Agreement, and Dicerna is willing to grant such rights to Novo subject to the terms and conditions as set forth below.
E.    The Parties desire to jointly participate in the Development and Commercialization of certain Products.
F.    Concurrently with the entering into of this Agreement, Dicerna and Novo are entering into a Share Issuance Agreement, pursuant to which Novo will purchase certain shares of Dicerna’s Common Stock on the terms and conditions set forth therein.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency which is acknowledged by both Parties, the Parties agree as follows:

1.DEFINITIONS AND INTERPRETATIONS
Capitalized terms used in this Agreement shall have the meanings specified in this Article 1, or as defined elsewhere in this Agreement.
1.1    “Acceptance for Filing” means, following the submission of an application for Marketing Authorization made to a Regulatory Authority, the expiration of any applicable waiting period during which the Regulatory Authority has authority to issue a refusal to file, if any, as to such application.
1.2    “Accounting Firm” has the meaning set forth in Section 9.5.1.
1.3    “Accounting Standards” means accounting determinations made according to (i) U.S. Generally Accepted Accounting Principles, with respect to Dicerna and its Affiliates, and (ii) International Financial Reporting Standards, with respect to Novo and its Affiliates.
1.4    “Acquirer” has the meaning set forth in Section 1.24.
1.5    “Act” means, as applicable, the United States Federal Food, Drug, and Cosmetic Act, 44 U.S.C. §§ 301 et seq., or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.
1.6    “Action” has the meaning set forth in Section 10.7.5.
1.7    “Affiliate” means, with respect to a Party, a person, corporation, company, partnership, joint venture or other entity, which Controls, is Controlled by, or is under common Control with such Party. For the purpose of this definition, “Control” of an entity means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities or capital stock of such entity, or the legal power to direct or cause the direction of the general management and policies of the entity in question. An entity will be deemed to be an Affiliate for so long as such Control exists. Novo Holdings A/S, the Novo Nordisk Foundation, and Novozymes A/S and their respective Excluded Affiliates (other than Novo and its subsidiaries) are not considered Affiliates of Novo. “Excluded Affiliates” means with respect to Novo Holdings A/S, the Novo Nordisk Foundation, and Novozymes A/S and any person, corporation, company, partnership, joint venture or other entity, which Controls, is Controlled by, or is under common Control with such entities.
1.8    “Alexion” has the meaning set forth in Section 1.18.
1.9    “Alexion Agreement” has the meaning set forth in Section 1.18.
1.10    “Alliance Leader” has the meaning set forth in Section 6.3.
1.11    “Annual Net Sales” means, on a Product-by-Product basis, for a given Calendar Year, all Net Sales of such Product throughout the Territory during such Calendar Year.

1.12    “Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, taxing authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.
1.13    “Audited Party” has the meaning set forth in Section 9.5.1.
1.14    “Auditing Party” has the meaning set forth in Section 9.5.1.
1.15    “BI” has the meaning set forth in Section 1.18.
1.16    “BI Agreement” means that certain Collaborative Research and License Agreement between BI and Dicerna dated October 27, 2017, as (subject to Section 2.5) amended and in effect from time to time.
1.17    “Bioinformatics Package and Mapping Plan” has the meaning set forth in Section 8.1.2.
1.18    “Blocked Target” means targets [* * *].
1.19    “Blocked Target List” has the meaning set forth in Section 2.4.2.
1.20    “Business Day” means a day on which commercial banking institutions are open for business in each of Boston, Massachusetts, New York, New York, U.S. and Copenhagen, Denmark.
1.21    “Calendar Day” means any day of the Calendar Year.
1.22    “Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.
1.23    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.24    “Change of Control” means:
(a)     with respect to either Party: (i) the acquisition by a Third Party or group of Third Parties acting in concert, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party; (ii) a merger, transfer of control or consolidation involving such Party, as a result of which a Third Party or group of Third Parties acting in concert acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a sale, transfer or disposition of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party or group of Third Parties acting in concert, but in any event, excluding any consolidation or merger effected exclusively to change the domicile of a Party where the ultimate indirect share ownership of the Party as a result of such consolidation or merger does not change. The acquiring or combining Third Party in any of (i), (ii) or (iii), and any of such Third Party’s Affiliates (other than the acquired Party and its Affiliates as in existence prior to the applicable transaction) are referred to collectively herein as the “Acquirer”; or
(b)    with respect to Dicerna: (i) the acquisition by a Novo Competitor (and/or Affiliates of such Novo Competitor) or group of Third Parties (of which at least one is a Novo Competitor) acting in concert, whether in one transaction or a series of related transactions, of: (1) majority control of the board of directors or equivalent governing body of Dicerna; (2) direct or indirect beneficial ownership of more than forty percent (40%) of the outstanding voting equity securities of Dicerna; or (ii) a merger, transfer of control or consolidation involving Dicerna, as a result of which a Novo Competitor (and/or Affiliates of such Novo Competitor) or group of Third Parties (of which at least one is a Novo Competitor) acting in concert acquires direct or indirect beneficial ownership of more than forty percent (40%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a sale, transfer or disposition of all or substantially all of the assets of Dicerna related to the transactions contemplated by this Agreement. In any such case, such Novo Competitor and its Affiliates (other than Dicerna and its Affiliates in existence prior to the applicable transaction) shall also be considered an Acquirer of Dicerna.
1.25    “Claims” has the meaning set forth in Section 17.1.
1.26    “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, or any post-approval human clinical trial, as applicable.
1.27    “CMC Activities” means chemistry, manufacturing and controls activities.
1.28    “CMC Working Group” has the meaning set forth in Section 6.4.
1.1    “Co-Development Budget” has the meaning set forth in Section 5.4.1.
1.2    “Co-Development Percentage” means a percentage representing a designating Party’s economic stake in a Co-Development Program. Novo as the designating Party under Section 3.3 will designate the percentage of at least [* * *] and not greater than [* * *] as X percent (X%) and Dicerna will be [* * *] minus X percent ([* * *]-X%). Dicerna as the designating Party under Sections 2.3.2(c) or 2.3.3 will designate the percentage of at [* * *] and not greater than [* * *] as X percent (X%) and Novo will be [* * *] minus X percent ([* * *]-X%).
1.3    “Co-Development Post-Option Expenses” means, with respect to a given Co-Development Program, the Co-Development Percentage multiplied by the portion of Development Expenses incurred after designation as a Co-Development Program.

1.4    “Co-Development Pre-Option Expenses” means with respect to a given Co-Development Program, the Co-Development Percentage multiplied by the portion of Development Expenses incurred [* * *] until designation as a Co-Development Program.
1.5    “Co-Development Product” means a Compound Directed To a Co-Development Target.
1.6    “Co-Development Profit Share” has the meaning set forth in Section 5.4.2.
1.7    “Co-Development Program” means Research of a Co-Development Target, or Development and Commercialization of a Co-Development Product.
1.8    “Co-Development Target” means a Target that either Dicerna or Novo has designated under Sections 2.3.2, 2.3.3, or 3.3 for co-development and co-commercialization.
1.9    “Code” has the meaning set forth in Section 15.5.
1.10    “Collaboration Targets” has the meaning set forth in Section 2.1.1, including Validated, Continuation and Co-Development Targets, but not Discontinued Targets.
1.11    “Combination Product” has the meaning set forth in Section 1.142.
1.12    “Commercial Milestone Event” has the meaning set forth in Section 8.5.
1.13    “Commercial Milestone Payment” has the meaning set forth in Section 8.5.
1.14    “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of a Compound, Product, or other compound, product or therapy including: (a) activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell that Compound, Product, or other compound, product or therapy; (b) conducting Clinical Trials after Marketing Authorization of a Compound, Product, or other compound, product or therapy with respect to such Compound, Product, or other compound, product or therapy; (c) interacting with Regulatory Authorities regarding the foregoing; and (d) seeking pricing approvals and reimbursement approvals (as applicable) for that Compound, Product or other compound, product or therapy in the Field in the Territory. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning. For clarity, “Commercialization” shall not include any Research or Development activities.
1.15    “Commercially Reasonable Efforts” [* * *].
1.16    “Competing GalXC Product” means any product that contains a GalXC Molecule Directed To a Collaboration Target that is being researched, developed, used, made (including formulated) or commercialized by a Third Party.
1.17    “Complement Pathway” [* * *].

1.18    “Compound” [* * *].
1.19    “Confidential Information” means all Know-How or other information or materials of a Party, in any form (written, oral, electronic, photographic, or otherwise) that is confidential or proprietary, including:
(a)    all Know-How which is generated by or on behalf of a Party under this Agreement or which one Party or any of its Affiliates or representatives has provided or otherwise made available to the other Party, including such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement;
(b)    all such information or materials regarding or concerning any Collaboration Target, Compound, Product, or any other technical or business information;
(c)    all communications between the Parties or information of whatever kind whether recorded or not and, if recorded, in whatever medium, relating to or arising out of this Agreement, whether disclosed prior to or after entering into this Agreement;
(d)    any information that the Party indicates in writing is information of a confidential nature or which is marked “confidential”; and,
(e)    all copies and excerpts of the communications, information, notes, reports and documents in whatever form referred to in subclauses (a) through (d) of this definition.
For purposes of the confidentiality obligations set forth herein and subject to Section 7.6 and for so long as they continue as Confidential Information under Article 11: (i)  Know-How owned or Controlled by Novo (other than Joint Know-How) shall be deemed Confidential Information of Novo; (ii) Know-How owned or Controlled by Dicerna (other than Joint Know-How) shall be deemed Confidential Information of Dicerna; (iii) the terms and conditions of this Agreement shall be deemed Confidential Information of both Parties; (iv) any disclosed information which is not publicly available relating to the Blocked Targets and is not otherwise possessed by Novo (and does not otherwise come into Novo’s possession), including the identity of Dicerna Excluded Programs, or Discontinued Targets shall be deemed Confidential Information of Dicerna; (v) any of Novo’s Confidential Information on Novo’s Own Targets prior to selection of such Novo’s Own Targets as Collaboration Targets shall continue to be Confidential Information of Novo even after such Novo’s Own Targets become Discontinued Targets; (vi) for purposes of the restriction on disclosure, non-public information concerning Collaboration Targets, Compounds and Products (including the identity, structure and/or properties, in each case, specific to the Collaboration Targets, Compounds and Products in the Field, except for the GalXC Platform) and information contained in the Research Plans shall be deemed Confidential Information of both Parties; and (vii) for purposes of the restriction on disclosure, Joint Know-How shall be deemed Confidential Information of both Parties and kept confidential per the terms of Article 11, unless subsequently assigned to the other Party as set forth in Article 10, in which case, such Know-How shall become the Confidential Information of the assignee. For clarity, nothing in the foregoing shall limit Sections 3.1 through 3.3 or the exclusive licenses granted to Novo pursuant to Section 7.1). Product-Specific Know-How shall be used by the Parties only in accordance with the terms of this Agreement.

1.20    “Confidentiality Agreement” has the meaning set forth in Section 19.16.
1.21    “Continuation Targets” has the meaning set forth in Section 2.3.4.
1.22    “Control” or “Controlled” means, with respect to any Know-How, or intellectual property right (including any Patent Right), that a Party owns, or has a license to, such Know-How or intellectual property right, in each case to the extent such Party has the power to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement; provided that, as to Know-How or Patent Rights first licensed or acquired by Dicerna from a Third Party after the Effective Date, such Know-How or Patent Right will be included as “Controlled” by Dicerna only if Novo elects to accept a sublicense or license in accordance with Section 7.8.1. Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control of a Party, the Party shall be deemed to not Control any intellectual property right that is owned or controlled by the Acquirer or its Affiliates prior to or after the Change of Control, other than Know-How and intellectual property rights Controlled by such Party prior to the Change of Control.
1.23    “Co-Promotion Agreement” means a co-promotion agreement for a Co-Development Program for which the Parties have agreed to co-promote according to Sections 2.3.2(c), 2.3.3(b) (in the US for Dicerna’s option) or 3.3 and to be negotiated by the Parties based on the co-promotion principles as set forth in Exhibit G.
1.24    “Cover”, “Covering”, or “Covered” means, with respect to Patent Rights, where the use, Manufacture, sale, offer for sale, import or export of subject matter (including, but not limited to, goods and services such as Products), absent ownership or a license, would infringe at least one issued and unexpired claim (or a pending claim, if such pending claim were to issue without modification from a claim in the application as filed) of such Patent Rights which has not been declared invalid or unenforceable by a patent office or a court of competent jurisdiction in a decision that is unappealable or unappealed.
1.25    “CRO” has the meaning set forth in Section 4.4.2.
1.26    “Data Package” means, with respect to a given Collaboration Target, a data package that includes each of the following: (a) relevant data related to such Collaboration Target, including design and synthesis of the Compound(s) Directed To the Collaboration Target, and any in vitro and in vivo validation and other related research and preclinical data and information relating to such Compound(s) and Collaboration Target; (b) a reasonably detailed analysis of the data related to such Collaboration Target; and (c) such other information regarding such Collaboration Target as Novo may otherwise reasonably request that is in Dicerna’s possession and control.
1.27    “DCR-HBVS” means the GalXC Molecule known as DCR-S219 that is identified in clinicaltrials.gov with the clinical trial identifier NCT03772249.
1.28    “Default Countries” means, with respect to Program Inventions and/or Product-Specific Patents Covering Compounds and Products advanced to at least a Phase 1 Clinical Trial, each patent application shall at least be filed in the countries identified in Exhibit J.

1.29    “Development” or “Develop” means, with respect to a Compound or Product, any activities after nomination as a Development Candidate for such Compound or Product, including research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, Manufacture, process development, clinical studies (including manufacturing in support thereof, but excluding any commercial manufacturing), statistical analysis and report writing, the preparation and filing of regulatory filings and all regulatory affairs related to the foregoing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall not include any Research or Commercialization activities.
1.30    “Development and Regulatory Milestone Event” has the meaning set forth in Section 8.4.
1.31    “Development and Regulatory Milestone Payment” has the meaning set forth in Section 8.4.
1.32    “Development Budget” means, with respect to a Compound, projection of expected total Development Expenses through Marketing Authorization from nomination as a Development Candidate.
1.33    “Development Candidate” or “DC” has the meaning set forth in Section 2.2.
1.34    “Development Expenses” means all expenses incurred in accordance with the Accounting Standards, directly or indirectly, in connection with the Development activities hereunder, including without limitation expenses incurred in connection with: (i) obtaining, maintaining and/or expanding Regulatory Approval and/or the ability to Manufacture, formulate, use, fill, ship and/or sell a Product; (ii) data management, statistical designs and studies, document preparation, and other expenses associated with clinical testing programs; (iii) costs of process development or improvement, Manufacturing Expenses (including Manufacturing activities occurring prior to nomination of a Development Candidate approved by Novo for use in future Development activities and Manufacturing Expenses incurred in Manufacturing Product inventory in preparation for commercial sales), scale-up, validation and recovery (including plant costs), in each case including all FTE Expenses for FTEs who perform activities in furtherance of the foregoing.
1.35    “Development Plan” means, with respect to a Development Candidate, an outline of Development activities to be conducted and corresponding objectives to be achieved up until Commercialization.
1.36    “Dicerna Background IP” has the meaning set forth in Section 10.4.
1.37    “Dicerna Excluded Programs” means the research and development of compounds or products by Dicerna and its Affiliates Directed To the Targets identified in subsection (i) of the definition of “Blocked Targets” in Section 1.18 above.
1.38    “Dicerna Indemnified Party” has the meaning set forth in Section 17.2.

1.39    “Dicerna Orphan Product” has the meaning set forth in Section 3.3.
1.40    “Dicerna Reserved Orphan Liver Target” has the meaning set forth in Section 2.3.2.
1.1    “Direct Manufacturing Costs” means all direct manufacturing costs and charges for a given Compound or Product, including: (a) direct manufacturing charges reasonably allocable to Compounds or Products, such as purchase of materials, (b) storage and insurance, packaging and shipment thereof, and (c) FTE Expenses (e.g., quality, manufacturing, and chemistry) used therefor and equipment purchased for Compounds or Products and excluding: (y) amortization of property or equipment not specifically related to manufacturing of Products and (z) allocation of general corporate overhead.
1.2    “Directed To” means, with regard to an RNAi product or oligonucleotide product and Target, [* * *]. For clarity, if the defined term “Directed To” is separated, such as when required grammatically (e.g., when discussing Targets “To which a product is Directed”), such separated term shall maintain the same meaning set forth in the previous sentence.
1.3    “Discontinued Target” means a Target with [* * *] pursuant to Section 2.3.5 or as to which Novo has exercised a right of termination under Section 14.2. In case of termination of this Agreement in its entirety under Section 14.2 or under Section 14.3 then all Collaboration Targets shall be Discontinued Targets.
1.4    “Discovery Period” has the meaning set forth in Section 2.1.1.
1.5    “Dispute” has the meaning set forth in Section 19.6.1.
1.6    “Distribution Expenses” means all expenses incurred in accordance with the Accounting Standards, directly or indirectly, in connection with the distribution of Products, including, without limitation, expenses for customer services, order entry, billing, shipping, insurance, tariffs, customs, duties and similar taxes, credit and collection and other such activities, in each case: (i) except to the extent deducted in the calculation of Net Sales and (ii) including all FTE Expenses for FTEs who perform activities in furtherance of the foregoing.
1.7    “DOJ” has the meaning set forth in Section 13.1.
1.8    “Dollar” means the United States of America dollar, and “$” and “USD” will be interpreted accordingly.
1.9    “Effective Date” means the HSR Clearance Date.
1.10    “Effective Patent Claim” means any Valid Claim of: (a) a patent; or (b) a pending patent application; in each case claiming a method of use of a Compound or Product for an approved use of a Product or the composition of matter (including formulations) of a Compound or Product and included within the Licensed Patent Rights (including Product-Specific Patents).
1.11    “EMA” means the European Medicines Agency and any successor thereto.

1.12    “Escrow Agent” means Silicon Valley Bank or such other bank or other entity selected by the Parties as the escrow agent under the Escrow Agreement.
1.13    “Escrow Agreement” means the Escrow Agreement entered into as of the Signing Date by and among the Escrow Agent, Novo and Dicerna to effectuate the intent and purposes of Section 8.1.
1.14    “Excluded Claim” has the meaning set forth in Section 19.6.5.
1.15    “Excluded Field” means any and all uses of the GalXC Platform, including any and all use of the GalXC Molecules generated by the GalXC Platform, for diagnostic, therapeutic, or prophylactic uses in humans, in an indication whose [* * *].
1.16    “Existing Patents” has the meaning set forth in Section 16.2.3(a).
1.17    “Expenses and Payments” has the meaning set forth in Section 9.5.1.
1.18    “FDA” means the United States Food and Drug Administration and any successor thereto.
1.19    “FFDCA” has the meaning set forth in Section 16.1.5.
1.20    “Field” means any and all diagnostic, therapeutic or prophylactic uses in humans for indications which achieve their beneficial effect using a [* * *] except [* * *].
1.21    “First Commercial Sale” means, in a country, the first sale of a Product by Novo or Dicerna or their respective Affiliates or their sublicensees, to an unaffiliated Third Party in that country after receipt of all Marketing Authorizations required to market and sell the Product have been obtained in the country in which such Product is sold. Sales for purposes of testing the Product and sample purposes shall not be deemed a First Commercial Sale. Furthermore, for purposes of clarity, the term “First Commercial Sale” as used in this Agreement shall not include: (i) any distribution or other sale solely for so-called treatment investigational new drug sales, named patient sales, compassionate or emergency use sales or pre-license sales, in each case provided that such Product is distributed without charge or sold at or below cost; (ii) intercompany transfers to Affiliates of a Party or between such entities and a sublicensee of a Party or an Affiliate, provided a subsequent sale to an unaffiliated Third Party by such Affiliate of a Party or sublicensee is not considered an intercompany transfer; nor (iii) other similar non-commercial sales.
1.22    “FTC” has the meaning set forth in Section 13.1.
1.23    “FTE” means, with respect to a person, the equivalent of the work of one (1) employee full time for [* * *] (consisting of at least [* * *] per year (with no further reductions for vacations and holidays)).  Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion or multiple of an FTE billable by the applicable Party for one (1) individual during a given accounting period shall be determined by dividing the number of hours worked by said individual on the work to be conducted under the Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [* * *] per Calendar Year, applied consistently throughout the Calendar Year. For clarity, no individual person can ever constitute more than a single FTE.
1.24    “FTE Expenses” means the FTE Rate multiplied by the applicable number of FTEs.
1.25    “FTE Rate” means, for the period commencing on the Effective Date until such time as the Parties agree otherwise, [* * *] per year, subject to annual increases or decreases beginning on January 1, 2021 to reflect the percentage increase or decrease in the Consumer Price Index – All Urban Consumers, US City Average, All Items (as quoted by the U.S. Department of Labor, Bureau of Labor Statistics), and similarly calculated year to year increases each subsequent Calendar Year. The FTE Rate shall be deemed to encompass compensation for expenses of salaries, benefits, supplies, other employee expenses, and supporting overhead and general and administration allocations.
1.26    “GalXC Molecule” means an RNAi molecule conjugated to one or more N-acetylgalactosamine (GalNAc) ligands and designed to be Directed To a Target.
1.27    “GalXC Patents” has the meaning set forth in Section 10.7.1.
1.28    “GalXC Platform” means the RNAi technology platform Controlled by Dicerna, generating and using GalXC Molecules to silence one or more mRNA molecules.
1.29    “GalXC Platform IP” means [* * *].
1.30    “Gatekeeper” has the meaning set forth in Section 2.4.1.
1.31    “Generic Product” means, as to a given Product, a product whose sale is not authorized by Novo or its Affiliates or sublicensees that is (a) approved by a Regulatory Authority as therapeutically equivalent to such Product in a country for at least one approved indication of the Product in such country, or (b) is approved by a Regulatory Authority by making cross-reference to and relying on the safety and effectiveness data provided to such Regulatory Authority for the Product on the basis that it demonstrates bioequivalence or biosimilarity or interchangeability to such Product.
1.32    “Global Profits” means, as to a given Product, Net Sales less the following items: Manufacturing Expenses, Marketing Expenses, Sales Expenses, Patent Expenses, Distribution Expenses, and Development Expenses, for a given period. For the avoidance of doubt, Co-Development Pre-Option Expenses will not be used to calculate Global Profits.
1.33    “Good Clinical Practices” or “GCP” means all applicable current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the

Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) US Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.34    “Good Laboratory Practices” or “GLPs” means all applicable Good Laboratory Practice standards, including, as applicable: (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 44 C.F.R. Part 58; and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.35    “Good Manufacturing Practices” or “GMPs” means all applicable Good Manufacturing Practices including, as applicable: (a) the principles detailed in the US Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820; (b) European Directive 2003/94/EC and Eudralex 4; (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6 and TRS 957 Annex 2; (d) ICH Q7 guidelines and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.36    “Good Research Practices” or “GRP” means research practices consistent with the Research Quality Association (RQA), 2014 Quality in Research Guidelines for Working in Non-Regulated Research.
1.37    “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries.
1.38    “Hepatocyte Target” means any Target [* * *].
1.39    “HSR Act” has the meaning set forth in Section 13.1.
1.40    “HSR Clearance Date” has the meaning set forth in Section 13.1.
1.41    “Improvement” means any (a) modification, enhancement or change to the Patent Rights or Know-How Controlled by a Party and its Affiliates and existing as of or after the Signing Date and (b) Patent Rights claiming priority to the Patent Rights included in Dicerna’s Background IP, with respect to Dicerna, or Novo’s Background IP, with respect to Novo.
1.42    “IND” means an investigational new drug application filed with the FDA with respect to a Compound or a Product, or an equivalent application filed with a Regulatory Authority in a country other than the United States required to commence clinical trials of a pharmaceutical product.

1.43    “IND Approval” of a Product means that an IND for such Product has been submitted to the FDA or equivalent Regulatory Authority and not rejected (including placed on clinical hold) by the FDA or equivalent Regulatory Authority within [* * *] after such submission.
1.44    “Indemnified Party” has the meaning set forth in Section 17.3.1.
1.45    “Indemnifying Party” has the meaning set forth in Section 17.3.1.
1.1    “Initial Discovery Period” has the meaning set forth in Section 2.1.1.
1.2    “Initial Party” has the meaning set forth in Section 10.7.6.
1.3    “Initial R&D Collaboration Term” has the meaning set forth in Section 4.1.2.
1.4    “Initial Targets” has the meaning set forth in Section 8.1.2.
1.5    “Initiation of GLP Tox Studies” means the first toxicology testing of a Compound under GLP conditions.
1.6    “Internal Compliance Codes” means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.
1.7    “Internal Revenue Code” has the meaning set forth in Section 9.4.2.
1.8    “Invention” means any invention, composition of matter, formulation, article of manufacture, method of manufacture, method of use or other subject matter, whether patentable or not.
1.9    “Joint Intellectual Property” means Joint Patent Rights and Joint Know-How.
1.10    “Joint Inventions” has the meaning set forth in Section 10.5.1.
1.11    “Joint Know-How” has the meaning set forth in Section 10.5.1.
1.12    “Joint Patent Right” has the meaning set forth in Section 10.5.1.
1.13    “JSC” has the meaning set forth in Section 6.5.1.
1.14    “JSC Chair” has the meaning set forth in Section 6.5.1.
1.15    “Know-How” means all technical, scientific, and other information, know-how, data, Inventions, discoveries, trade secrets, specifications, instructions, techniques, processes, designs, drawings, formulae, methods, practices, protocols, expertise and other information and technology applicable to formulations, compositions or products or to their Manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How includes any such information comprised or embodied in any applicable physical materials, and excludes Patent Rights.
1.1    “Licensed Know-How” means all Know-How, including Know-How within the GalXC Platform IP, that is Controlled by Dicerna (or one of its Affiliates) and that is: (a), necessary or reasonably useful for the Research, Development, registration, Manufacture (including formulation), use or Commercialization of a Compound or Product in the Field (which would include all Know-How relating to targeting of Hepatocyte Targets using the GalXC Platform, excluding Know-How exclusively relating to Dicerna Reserved Orphan Liver Targets that are not designated by Novo as Collaboration Targets under Section 2.3.2 or exclusively relating to Discontinued Targets); or (b) acquired (subject to Section 7.8.1), licensed (subject to Section 7.8.1), conceived, developed, created, made or reduced to practice, whether in the course of performing the R&D Program during the Term or otherwise, including Dicerna’s rights in any Joint Know-How and any Improvements to the foregoing Know-How described in subclause (a).
1.2    “Licensed Patent Rights” means any and all Patent Rights, including Patent Rights within the GalXC Platform IP, that are Controlled by Dicerna (or one of its Affiliates) and that are: (a) listed in Exhibit E, (b) necessary or reasonably useful for the Research, Development, registration, Manufacture (including formulation), use or Commercialization of a Compound or Product in the Field (which would include all Patent Rights directed to Targets using the GalXC Platform excluding Patent Rights directed exclusively to Dicerna Reserved Orphan Liver Targets that are not designated by Novo as Collaboration Targets under Section 2.3.2 or exclusively relating to Discontinued Targets), (c) acquired (subject to Section 7.8.1), licensed (subject to Section 7.8.1), conceived, developed, created, made or reduced to practice, whether in the course of performing the R&D Program during the Term or otherwise, including Dicerna’s rights in any Joint Patent Rights, or (d) directed to Know-How described in subclause (b) of the definition of “Licensed Know-How,” including Dicerna’s rights in any Joint Patent Rights.
1.3    “Licensed Technology” means, individually or collectively, the Licensed Patent Rights and the Licensed Know-How.
1.4    “Lilly” has the meaning set forth in Section 1.133.
1.5    “Lilly Agreement” means that certain Collaboration and License Agreement between Eli Lilly and Company or its permitted successors and assigns (“Lilly”) and Dicerna Pharmaceuticals, Inc. together with Dicerna Cayman dated October 25, 2018, as (subject to Section 2.5) amended and in effect from time to time.
1.6    “Losses” has the meaning set forth in Section 17.1.
1.7    “Major European Market” means any of [* * *].
1.8    “Major Territory” means: [* * *].
1.9    “Manufacturing” or “Manufacture” means any and all activities directed to manufacturing, processing, packaging, labeling, filing, finishing, assembly, shipping, storage, or freight of any pharmaceutical product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including quality assurance and stability testing, characterization testing, quality control release testing of drug substance and drug product, quality assurance batch record review and release of product, process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, and product characterization.
1.10    “Manufacturing Expenses” means all expenses incurred in accordance with the Accounting Standards, directly or indirectly, in connection with Manufacturing a pharmaceutical product, including without limitation the costs incurred for all materials (including devices sold as part of a Product for a single sales price, or included as part of a Product under Development), labor, access and use of a portion of a Manufacturing facility, reasonably allocable Manufacturing overhead and out-of-pocket costs paid to Third Parties, in each case including all FTE Expenses for FTEs who perform activities in furtherance of the foregoing, but in any event excluding any unreserved, allocated idle capacity costs and charges that exceed in the aggregate [* * *] of a manufacturing facility relating to or occasioned by unused manufacturing capacity not otherwise committed to Products.
1.11    “Mapped Target” means a Collaboration Target for which design and generation of [* * *] or more distinct Compounds Directed To such Target has occurred and that such Compounds Directed To such Target induce an inhibition, disruption or modulation of Target-derived mRNA resulting in reduced expression of the Target-derived mRNA.
1.12    “Marketing Authorization” means, collectively, all Regulatory Approvals (including any applicable pricing, reimbursement or access approvals) from the relevant Regulatory Authority (including FDA and EMA) necessary to initiate marketing and selling a Product in such country or jurisdiction.
1.13    “Marketing Expenses” means all expenses incurred in accordance with the Accounting Standards, directly or indirectly, in connection with the marketing, promotion and advertising of Products, including, without limitation, expenses for preparing and reproducing detailing aids, promotional materials, expenses of professional education, product related public relations, relationships with opinion leaders and professional societies, market research and market studies (before and after Regulatory Approval), healthcare economics studies, promotional events, attendance of professional conferences and trade shows, and other similar activities directly related to the Products, in each case including all FTE Expenses for FTEs who perform activities in furtherance of the foregoing.
1.14    “Net Sales” [* * *]:
1.15    “New Chemical Entity Regulatory Exclusivity” means the exclusivity granted to a drug that contains no active moiety that has been previously approved by FDA under Section 505(b) of the FFDCA (or any successor statutory provision or treaty that provides for an extension of such exclusivity) or equivalent exclusivity in countries outside the United States, which exclusivity shall be deemed, for purposes of Section 8.6.2(b), not to extend beyond [* * *] following the grant of such exclusivity for the applicable Product in the applicable country.

1.16    “Notice of Dispute” has the meaning set forth in Section 19.6.1.
1.17    “Novo Background IP” has the meaning set forth in Section 10.3.
1.18     “Novo Competitor” means [* * *].
1.19    “Novo Indemnified Party” has the meaning set forth in Section 17.1.
1.20    “Novo Intellectual Property” means, individually or collectively, Novo Background IP, Novo Product Inventions, Novo Patents and Novo Know-How.
1.21    “Novo Know-How” means any and all Know-How Controlled by Novo (or one of its Affiliates) that is: (a) existing as of the Signing Date or generated or acquired outside the scope of the R&D Program and this Agreement, including any Improvements to any of the foregoing that is necessary or reasonably useful for the Research, Development, registration, Manufacture (including formulation), use or Commercialization of a Product in the Field; or (b) conceived, Developed, created, made or reduced to practice in the course of performing the R&D Program during the Term, subject to Section 10.4, but including Novo’s rights in any Joint Know-How.
1.22    “Novo’s Own Target” means any Collaboration Target which Novo has identified, and for which it has generated Confidential Information or has independently conducted research or development, prior to the Signing Date or during the R&D Collaboration Term and prior to its designation as a Collaboration Target.
1.23    “Novo Patents” means any and all Patent Rights Controlled by Novo and its Affiliates that are: (a) existing as of the Signing Date or generated or acquired outside the scope of the R&D Program and this Agreement, including any improvements to any of the foregoing that is necessary or reasonably useful for the Research, Development, registration, Manufacture (including formulation), use or Commercialization of a Product in the Field; or (b) directed to Know-How described in subclause (b) of the definition of “Novo Know-How,” subject to Section 10.4, but including Novo’s rights in any Joint Patent Rights. Novo Patents shall be disclosed in writing, which disclosures shall be updated from time to time, in accordance with Section 10.1.
1.24    “Novo Product Inventions” means any Invention discovered or conceived during the Term solely by or on behalf of Novo or Affiliates of Novo (and not by Dicerna, its Affiliates or sublicensees) arising in connection with the Research Plan, Development Plan or any other activities in connection with the R&D Program or this Agreement, that is Directed To a Compound, Product, or Collaboration Target(s). For the avoidance of doubt, Novo Product Inventions do not include any Dicerna Background IP (including GalXC Platform IP), any Product-Specific Patents owned solely or jointly by Dicerna or any and Product-Specific Know-How owned solely or jointly by Dicerna.
1.25    “Novo Product Patent” means any Patent Right Covering a Novo Product Invention.
1.26    “Novo Review Period” has the meaning set forth in Section 2.1.4.

1.27    “Orphan Liver Indication” means an indication for use of a drug to treat a rare disease or condition of the liver where the number of people affected by the disease or condition is less than 200,000 persons or where the indication for use otherwise meets the criteria for orphan drug designation under section 526(a) of the FFDCA and 21 C.F.R. 316.21.
1.28    “Party Specific Regulations” means all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.
1.29    “Patent Expenses” means any expenses incurred by either Party in connection with the drafting, filing, prosecution, maintenance, enforcement or defense of Patent Rights under Article 10.
1.30    “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region where filed, including all provisional applications, substitutions, continuations, supplementary protection certificates, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all foreign counterparts of any of the foregoing.
1.31    “Patent Working Group” has the meaning set forth in Section 6.4.
1.32    “Payee” has the meaning set forth in Section 9.4.1.
1.33    “Payor” has the meaning set forth in Section 9.4.1.
1.34    “Permitted Subcontractors” has the meaning set forth in Section 4.8.
1.35    “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
1.36    “Phase 1 Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R. §312.21(a) or equivalent trial outside of the United States, or a phase 1/2 clinical trial where a subsequent Phase 2 Clinical Trial will be required.
1.37     “Phase 2 Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R. §312.21(b) or equivalent trial outside of the United States.
1.38    “Phase 3 Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R. §312.21(c) or equivalent trial outside of the United States.

1.39    “Pivotal Study” means a human clinical trial that demonstrates the statistical efficacy and safety of a Product and that is the final stage of clinical testing prior to and in support of the filing of an NDA or MAA for a Marketing Authorization, whether constituting a Phase 2 Clinical Trial or Phase 3 Clinical Trial in the United States or a similar trial in other jurisdictions.
1.40    “PMDA” means the Japanese Pharmaceutical and Medical Device Association and any successor thereto.
1.41    “Pre-Clinical Milestone Event” has the meaning set forth in Section 8.3.1.
1.42    “Pre-Clinical Milestone Payment” has the meaning set forth in Section 8.3.1.
1.43    “Pre-Reserved Targets” means the up to [* * *] Targets that have been or may be pre-cleared by the Gatekeeper prior to the Effective Date and, following such clearance, will be reserved for designation by Novo or the JSC as Collaboration Targets hereunder following the Effective Date.
1.44    “Product” means any Compound formulated for use in the Field.
1.45    “Product-Specific Know-How” means Know-How directed to a Compound, Product, or Collaboration Target(s) but not directed to the GalXC Platform.
1.46    “Product-Specific Patents” has the meaning set forth in Section 10.7.2.
1.47    “Program Inventions” has the meaning set forth in Section 10.5.1.
1.48    “Program Leader” has the meaning set forth in Section 6.2.
1.49    “Project Leader” has the meaning set forth in Section 6.1.
1.50    “Proof of Concept Study” means [* * *].
1.51    “Proof of Principle” means [* * *].
1.52    “R&D Collaboration Term” has the meaning set forth in Section 4.1.2.
1.53    “R&D Program” has the meaning set forth in Section 4.1.1.
1.54    “Records” has the meaning set forth in Section 4.6.1.
1.55    “Regulatory Approval” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations (including marketing and labeling authorizations) of any Regulatory Authority that are necessary for the Research, Development, registration, Manufacture (including formulation), distribution, importation, exportation, use, and Commercialization of a pharmaceutical product (including a Compound or Product) in a given jurisdiction.

1.56    “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other Governmental Authority with authority over the Research, Development, registration, Manufacture (including formulation), and Commercialization of a pharmaceutical product (including a Compound or Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.
1.57    “Regulatory Documentation” has the meaning set forth in Section 16.1.6.
1.58    “Research” means all activities related to the research, identification, generation, formatting, screening, testing (including in silico, in vitro, ex vivo human validation systems and animal models, but not in human subjects), stability testing, toxicology and formulation of Collaboration Targets or Compounds up until nomination as a Development Candidate. When used as a verb, “to Research” and “Researching” means to engage or engaging in Research.
1.59    “Research Plan” has the meaning set forth in Section 4.1.4.
1.60     “Returned Compounds and Products” has the meaning set forth in Section 15.2.1.
1.61    “RNAi” means a double-stranded RNA molecule that silences or inhibits the expression of a Target.
1.62    “Roche” has the meaning set forth in Section 1.18.
1.63    “Roche Agreement” has the meaning set forth in Section 1.18.
1.64    “Royalty” has the meaning set forth in Section 8.6.1.
1.65    “Royalty Term” has the meaning set forth in Section 8.6.2.
1.66    “Sales Expenses” means all expenses incurred in accordance with the Accounting Standards, directly or indirectly, in connection with the sales of Products, including pre-launch expenses, to all markets in the Territory including the managed care market, including without limitation sales operations, account managers, district managers, regional managers, fleet, travel and entertainment, supervision, training, sales meetings, and other sales expenses, in each case including all FTE Expenses for FTEs who perform activities in furtherance of the foregoing. For the avoidance of doubt, Sales Expenses will include the start-up expenses associated with a Party’s sales force, including recruiting, relocation and other similar expenses.
1.67    “Senior Representative” means, with respect to a Party, an executive officer of such Party having greater seniority than such Party’s JSC representatives, which executive officer such Party designates for the escalation of a disagreement within the JSC.
1.68    “Target” means: [* * *].
1.69    “Taxes” has the meaning set forth in Section 9.4.
1.70    “Term” has the meaning set forth in Section 14.1.

1.71    “Territory” means all of the countries and territories in the world.
1.72    “Third Party” means any Person other than Novo or Dicerna or an Affiliate of Novo or Dicerna.
1.73    “United States” or “U.S.” means the United States of America and its territories and possessions.
1.74    “Upfront Payment” has the meaning set forth in Section 8.1.1.
1.75    “Valid Claim” means (a) a claim of an issued and unexpired patent that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) disclaimed or rendered unenforceable through disclaimer or otherwise, or (iii) abandoned, or (b) a pending claim of a pending patent application, which claim does not remain pending later than the [* * *] anniversary of the First Commercial Sale of the relevant Product, and has not been abandoned or finally rejected without the possibility of appeal or refiling or without such appeal having been taken or refiling having been made within the applicable time periods.
1.76    “Validated Target” has the meaning forth in Section 2.1.3.
1.77    “Validated Target Criteria” means [* * *].
1.78    “VAT” has the meaning set forth in Section 9.4.4.
1.79    “Working Group” has the meaning set forth in Section 6.4.
1.80    “Work Flow Plan” has the meaning set forth in Section 2.1.3.

2.    TARGET SELECTION AND VALIDATION
2.1    Target Selection, Validation, and Development Candidates.
2.1.1    Collaboration Targets. For the initial [* * *] period of the R&D Collaboration Term (“Initial Discovery Period”), the Parties will engage in a collaborative effort to identify approximately thirty (30) or more Hepatocyte Targets which are confirmed available through the Gatekeeper process described in Section 2.4 in the Field that the Parties wish to further Research and Develop, pursuant to the R&D Program (such Targets individually and collectively referred to as “Collaboration Targets”), provided that such time period will be extended for up to [* * *] additional [* * *] terms if Dicerna is materially delayed with respect to generating at least [* * *] (or, if fewer, such number of Collaboration Targets designated by the Parties) Mapped Targets per [* * *] period over the course of the Initial Discovery Period or if the Parties agree in writing that additional time is needed to identify Collaboration Targets and Mapped Targets (the Initial Discovery Period plus any such extensions, the “Discovery Period”). For clarity, if Dicerna generates more than the minimum number of Mapped Targets in any such [* * *] period, such excess shall count toward the minimum for the subsequent [* * *] period(s). Any Hepatocyte Target to be included as a Collaboration Target will be subject to confirmation of its availability to Novo through the Gatekeeper process described in Section 2.4. Notwithstanding anything else in this Agreement, the Parties agree that on a Collaboration Target-by-Collaboration Target basis, Dicerna’s Research obligations end on achievement of the Proof of Principle for a Compound Directed To such Collaboration Target.
2.1.1    Mapped Targets. During the Discovery Period, on a per [* * *] basis, Dicerna will deliver Mapped Targets for [* * *] or more Collaboration Targets selected by Novo or the JSC to be Mapped Targets. For the avoidance of doubt, once a Collaboration Target becomes a Mapped Target, it is still considered to be a Collaboration Target.
2.1.2    Validated Targets and Proof of Principle. During the R&D Collaboration Period, Dicerna will use Commercially Reasonable Efforts to perform Research of Compounds and Novo will use Commercially Reasonable Efforts to conduct the Research activities it has agreed to undertake, both as set forth in Exhibit A (as may be amended by the JSC from time to time, the “Work Flow Plan”) and the applicable Research Plans, with the objective for the JSC to nominate at least [* * *] “Validated Targets” achieving the applicable Validated Target Criteria, provided that Novo shall have the right to designate any Collaboration Target as a Validated Target at any time in its discretion, whether or not such Collaboration Target has achieved the applicable Validated Target Criteria. For the avoidance of doubt, the reference to [* * *] Validated Targets is not intended in any way to limit or guarantee the total number of Collaboration Targets which may be designated as Validated Targets. Dicerna shall, as determined by the JSC, engage in further evaluation and testing of Collaboration Targets, Validated Targets and Compounds, including, but not limited to, evaluation and testing of in vivo efficacy, and evaluation and testing of preclinical pharmacology of Compounds, in order to achieve Proof of Principle for at least [* * *] Compounds to the extent feasible. For the avoidance of doubt, even when a Collaboration Target is nominated as a Validated Target or a Compound Directed To a Collaboration Target has achieved Proof of Principle, it is still considered a Collaboration Target. For clarity, Research results are inherently uncertain and the Parties acknowledge that there is no assurance such results can be achieved.
2.1.1    Data Packages and Access to Tissue Samples. From time to time at the reasonable request of Novo, and in any case promptly upon the end of the R&D Collaboration Term, Dicerna shall promptly provide to Novo an accurate and reasonably detailed copy of the Data Packages for each Collaboration Target, which Data Packages may be used by Novo for purposes of determining whether to designate a Collaboration Target as a Validated Target and/ or having achieved Proof of Principle. Following Dicerna’s provision of each Data Package for each Collaboration Target at the end of the R&D Collaboration Term: (i) Novo shall review such Data Package, and Novo shall notify Dicerna, no later than [* * *] after receiving such Data Package, of any reasonable requests for additional information and records for the applicable Collaboration Target that is within Dicerna’s possession and control, and Dicerna shall respond to such requests within [* * *] thereof; and (ii) Novo shall have at least [* * *] following the receipt of such Data Package or additional information and records to decide whether to designate the applicable Collaboration Target as a Validated Target and/ or having achieved Proof of Principle, provided that such [* * *] time period shall be extended by the number of Calendar Days equal to the number of Calendar Days after such [* * *] period during which Dicerna failed to provide such reasonably requested additional information, if any (each such time period following receipt of a Data Package at the end of the R&D Collaboration Term, a “Novo Review Period”). Further, as agreed in the applicable Research Plan, Dicerna shall, in the conduct of pharmacology studies during the R&D Collaboration Term and as reasonably requested by Novo, provide to Novo at Novo’s expense for shipping thereof reasonable samples, such as blood and certain organs (e.g. liver, testes and accessory sex glands) for early safety assessment of the relevant Compounds.
2.2    Development Candidates. During the R&D Collaboration Term, the JSC or Novo may nominate one or more Compound(s) Directed To one or more Validated Target(s) (each a “Development Candidate” or “DC”) which have achieved Proof of Principle. If more than [* * *] DCs are nominated, it shall be deemed an increase in the scope of the Agreement and any DCs in excess of [* * *] shall be subject to the additional payment requirements set forth in Section 8.3.2. For the avoidance of doubt, either the JSC or Novo, in its discretion, is free to cause such increase in scope. From time to time at the reasonable request of Novo, and in any case promptly upon the end of the R&D Collaboration Term, Dicerna shall promptly provide to Novo a report including all material data generated by Dicerna regarding Validated Targets and such other information reasonably requested by Novo regarding evaluation and testing of Compounds Directed To one or more Validated Targets. Following Dicerna’s provision of such report at the end of the R&D Collaboration Term: (i) Novo shall review such report, and Novo shall notify Dicerna, no later than [* * *] after receiving such report, of any reasonable requests for additional information and records related to Compounds that is within Dicerna’s possession or control, and Dicerna shall respond to such requests within [* * *] thereof; and (ii) Novo shall have at least [* * *] following the receipt of such report to decide whether to nominate any Development Candidates, provided that such [* * *] time period shall be extended by the number of Calendar Days equal to the number of [* * *] after such [* * *] period during which Dicerna failed to provide such reasonably requested additional information, if any. Novo shall have final decision on the selection and prioritization for further testing of Development Candidates. The Parties shall collaborate in the conduct of all Research activities to DC nomination as specified in the Research Plans and Work Flow Plan, leveraging the capabilities and expertise of each Party.
2.2.1    IND Activities. For each DC, Novo will lead IND-enabling and clinical development activities to IND filing, except for the first DC, for which Dicerna will lead all activities to IND filing at Novo’s expense after achievement of Proof of Principle, provided that the JSC shall establish a Working Group consisting of [* * *] representatives from each Party through which Dicerna will regularly inform Novo regarding the progress of activities prior to IND filing and through which Novo shall be able to provide reasonable feedback and guidance to Dicerna. Dicerna shall reasonably consider and the Parties will mutually implement all such feedback and guidance. During the period when Dicerna is entitled to exercise its co-development options under Section 2.3.3, on a DC-by-DC basis, within [* * *] of the end of each Calendar Year and until expiration of such co-development option, Novo will submit a report to the JSC (and send a copy to Dicerna) for its Development Expenses.
2.2.2    Development Budget and Development Plan. On a DC-by-DC basis, prior to the first dosing of the first patient in the first Clinical Trial, the Parties will also negotiate in good faith (and submit to the JSC) a Development Budget and Development Plan for Development

activities to be performed by Dicerna. If the Parties cannot agree upon a Development Budget or a Development Plan, each Party will submit a separate report to the JSC of a proposed Development Budget or Development Plan for the DC and the JSC will determine a Development Budget or Development Plan. If the JSC is unable to agree on a Development Budget or Development Plan, the Parties shall escalate the issue to Senior Representatives of each Party for resolution. If such Senior Representatives have not succeeded in agreeing upon a Development Budget and Development Plan within [* * *], Novo shall be free to perform or have performed such IND-enabling and clinical development activities without Dicerna’s involvement.
2.3    Reserved and Option Targets.
2.3.1    Dicerna Targets. Dicerna represents and warrants that the identity of the Blocked Targets which are the subject of Dicerna Excluded Programs as of the Signing Date are as set forth in the letter dated as of November 14, 2019 from Dicerna to Novo listing the Blocked Targets that are the subject of the Dicerna Excluded Programs.
2.3.2    Dicerna Orphan Liver Target Reservation. At any time during the R&D Collaboration Term, Dicerna shall have the option to designate up to [* * *] Targets that are not designated as Collaboration Targets for worldwide research, development, and commercialization of GalXC Molecules, in each case that is relevant for the treatment of a single Orphan Liver Indication (which can be worldwide) and provided that such Orphan Liver Indication (which can be worldwide) is the sole disease for which Dicerna intends to research, develop and commercialize GalXC Molecules (“Dicerna Reserved Orphan Liver Target”). Before Dicerna (by itself or with any Third Party) or its Affiliates, or any Third Party authorized by Dicerna or its Affiliates, initiates research, development or commercialization of a proposed Dicerna Reserved Orphan Liver Target, Dicerna shall notify Novo in writing of its intention to designate a Target as a Dicerna Reserved Orphan Liver Target and of the Orphan Liver Indication for the proposed Dicerna Reserved Orphan Liver Target and provide Novo sufficient documentation for Novo to assess whether such Orphan Liver Indication is validly proposed as an Orphan Liver Indication for which the proposed Dicerna Reserved Orphan Liver Target could be relevant.
(a)    After such notification and provision of documentation, Novo shall have [* * *] to notify Dicerna that it either (i) challenges the status of such proposed Dicerna Reserved Orphan Liver Target as one for which there is an Orphan Liver Indication for which Dicerna intends to research, develop and commercialize GalXC Molecules, or (ii) designates the proposed Dicerna Reserved Orphan Liver Target as a Collaboration Target.
(b)    If Novo does not provide any such notice: (i) the proposed Target shall become a Dicerna Reserved Orphan Liver Target which Dicerna can Develop and Commercialize for the Orphan Liver Indication; (ii) subject to Section 3.3, the Dicerna Reserved Orphan Liver Target shall be reserved exclusively to Dicerna worldwide and will be promptly reported to the Gatekeeper pursuant to Section 2.4; and (iii) Dicerna shall have the sole and final decision at its sole expense, subject to Novo’s subsequent option set forth in Section 3.3, as to the selection and prioritization of Research activities for each GalXC Molecule Directed To a Dicerna Reserved Orphan Liver Target.
(c)    If Novo designates the proposed Dicerna Reserved Orphan Liver Target as a Collaboration Target as contemplated in Section 2.3.2(a)(ii) above, the proposed Dicerna Reserved Orphan Liver Target will become a Collaboration Target and automatically be eligible for designation by Dicerna as a Co-Development Target for co-promotion for the same percentage of details as its designated Co-Development Percentage, subject to Dicerna’s written notification to Novo specifying a Co-Development Percentage in accordance with Section 1.30 provided within [* * *] of Novo’s designation. Promptly after Dicerna designates the proposed Dicerna Reserved Orphan Liver Target as a Co-Development Product, the Parties shall negotiate in good faith and enter into a written agreement for co-promotion setting forth the terms of Dicerna’s and Novo’s rights and obligations with regard to such co-promotion in accordance with Exhibit G and the terms and conditions in this Agreement. This election by Dicerna shall be in addition to Dicerna’s rights to designate two Co-Development Products in Section 2.3.3.
(d)    If Novo challenges the status of such proposed Dicerna Reserved Orphan Liver Target as one for which an Orphan Liver Indication is the sole disease in the Field for which the proposed Dicerna Reserved Orphan Liver Target could be relevant in accordance with the foregoing Section 2.3.2(a)(i), such dispute shall be resolved in accordance with the procedures set forth in Section 19.5. If such dispute resolution procedures result in a determination that the proposed Orphan Liver Indication was validly proposed by Dicerna, Section 2.3.2(b) shall apply (inclusive of Novo’s ongoing option under Section 3.3) as if Novo never provided notice challenging the designation. If such dispute resolution procedures result in a determination that the proposed Dicerna Reserved Orphan Liver Target was not validly proposed by Dicerna, such proposed Target shall remain a Target available for designation as a Collaboration Target hereunder.
(e)    If Dicerna is researching, developing and commercializing a compound or product Directed To a Dicerna Reserved Orphan Liver Target under Section 2.3.2(b), and if there is any indication other than an Orphan Liver Indication that is relevant for the Dicerna Reserved Orphan Liver Target, then neither Dicerna nor its Affiliates, licensees and transferees shall, unless otherwise agreed to in writing by Novo in its sole discretion, Research, Develop or Commercialize any compound or product Directed To the Dicerna Reserved Orphan Liver Target for such other non-Orphan Liver Indication. In such event, Dicerna shall notify Novo and the Parties will discuss research, development and commercialization of such non-Orphan Liver Indication and consider adding it to the Agreement as a Collaboration Target and Co-Development Target.
2.3.3    Dicerna Options for Co-Development and Co-Promotion.

(a)    During the R&D Collaboration Term of this Agreement, Dicerna shall have an option to designate a total of [* * *] Products as Co-Development Products that, upon such designation, will become subject to Section 5.4. For purposes of clarity, any such designation shall apply to all indications for the applicable Product. Dicerna has an option to select [* * *] Product as a Co-Development Product upon availability of top-line data from the first Phase 1 Clinical Trial (referred to in this Section 2.3.3 as “completion” of the first Phase 1 Clinical Trial) for such Product and one (1) Product as a Co-Development Product upon availability of top-line data from the first Phase 2 Clinical Trial (referred to in this Section 2.3.3 as “completion” of a Phase 2 Clinical Trial) for such Product, in each case provided that Dicerna exercises such option within the time period specified in Section 2.3.3(b) below. For purposes of clarity, the first Product chosen by Dicerna as a Co-Development Product may be designated as such upon either such completion, but the second Product chosen by Dicerna as a Co-Development Product may only be designated as such at the point in time not used by Dicerna to choose the [* * *] Product (i.e., [* * *] Product may be designated as a Co-Development Product following completion of the first Phase 1 Clinical Trial and [* * *] Product may be designated as a Co-Development Product upon completion of the first Phase 2 Clinical Trial). During the R&D Collaboration Term, for each Product, Novo will deliver to Dicerna within [* * *] of completion of the first Phase 1 Clinical Trial and the first Phase 2 Clinical Trial, in each case only if Dicerna retains a designation option at such point in time: (a) a reasonably detailed and complete report and analysis of the Phase 1 Clinical Trial or Phase 2 Clinical Trial, as applicable; and (b) a proposed budget detailing projected expenses for the remainder of the Development of such Product through the first Marketing Authorization thereof in the first Major Territory. Dicerna may select such Product as a Co-Development Product until [* * *] from Dicerna’s receipt from Novo of the foregoing by providing a written notice stating that it wishes to designate such Product as a Co-Development Product and specifying a Co-Development Percentage in accordance with Section 1.30.
(b)    If Dicerna exercises its option to designate a Co-Development Product, then Dicerna also shall have the option to co-promote the Co-Development Product in the United States for the same percentage of details as its designated Co-Development Percentage. Approximately [* * *] before the anticipated filing of the first Marketing Authorization for a given Co-Development Product, Novo shall deliver and discuss with the JSC the applicable Commercialization Plan. In addition to information received through the JSC, Dicerna may submit written questions to Novo about the Commercialization Plan for such Co-Development Product within [* * *] of the receipt of such information, in which case Novo will respond to such questions no later than [* * *] from receipt of Dicerna’s questions. Dicerna may exercise its option by giving written notice thereof to Novo no later than [* * *] following Novo’s delivery to the JSC of the applicable Commercialization Plan. If Dicerna fails to provide such written notice within such time period, Dicerna’s option is of no further force or effect. Promptly after Dicerna exercises a co-promotion option for a Co-Development Product, the Parties shall negotiate in good faith and enter into a written agreement for co-promotion setting forth the terms of Dicerna’s and Novo’s rights and obligations with regard to such co-promotion in accordance with Exhibit G and the terms and conditions in this Agreement. For the avoidance of doubt, the contents of each Commercialization Plan for each Co-Development Product designated by Dicerna, and any amendments to each such Commercialization Plan, are at all times within the sole discretion of Novo, and neither the JSC nor Dicerna has any right to approve or amend any such Commercialization Plan, regardless of whether Dicerna exercises its option to co-promote.
2.3.4    Continuation Targets. During the R&D Collaboration Term, Novo may provide written notice to the JSC and Dicerna designating up to [* * *] Targets among the Collaboration Targets (including Validated Targets) as “Continuation Targets” which will remain available to Novo and subject to the exclusivity provisions of Sections 3.1 and 3.2 for a period ending on the earlier of [* * *] after the completion of the R&D Collaboration Term or [* * *] after the Effective Date. For the avoidance of doubt, once a Collaboration Target is designated as a Continuation Target, it is still considered a Collaboration Target subject to this Section 2.3.4.
2.3.5    Discontinued Targets. On a Collaboration Target-by-Collaboration Target basis, upon the later of the end of all Novo Review Periods or the end of the R&D Collaboration Term, the remaining Collaboration Targets that are not (i) Validated Targets for which a Development Candidate has been nominated or (ii) Continuation Targets, shall become Discontinued Targets, subject to Section 15.2. At the end of the period ending on the earlier of [* * *] after the completion of the R&D Collaboration Term or [* * *] after the Effective Date, any Continuation Target for which a Development Candidate has not been nominated shall become a Discontinued Target.
2.4    Gatekeeper Process.
2.4.1    Gatekeeper. The Parties have agreed to use an independent attorney to act as an information gatekeeper (the “Gatekeeper”) through which Novo may directly inquire as to whether any Target that Novo intends to designate as a Collaboration Target (whether pursuant to Section 2.1 or Section 2.4) is a Blocked Target at that time; Dicerna may inquire as to whether any Hepatocyte Target is available to be a Dicerna Reserved Orphan Liver Target or a Blocked Target pursuant to Section 1.18(iv) and Dicerna’s third party partners (i.e., Alexion, Lilly, Roche and BI) may inquire as to whether any Target is available to be designated as a Blocked Target at that time. Dicerna and Novo will cause the Gatekeeper to enter into a customary confidentiality agreement that includes confidentiality obligations at least as stringent as the provisions set forth in Article 10 and prohibits the Gatekeeper from disclosing to Novo the Blocked Targets List or from disclosing to either Dicerna or Novo the identity of a Target that was the subject of any inquiry by the other Party. Nothing in this Section 2.4.1 will preclude Novo from contacting Dicerna directly regarding the availability of Targets or otherwise, to which Dicerna will respond in its discretion, or preclude Dicerna from contacting Novo directly regarding whether a particular Target is a Collaboration Target. The initial Gatekeeper will be [* * *], whom the Parties have acknowledged and agreed is independent and which law firm shall enter into an agreement regarding the continued independence of such Gatekeeper. As of the Effective Date, the Gatekeeper has confirmed and reserved certain Pre-Reserved Targets for designation as Collaboration Targets hereunder.
2.4.2    Gatekeeper Procedures. At the Signing Date Dicerna shall provide to the Gatekeeper the list of Blocked Targets for the Dicerna Excluded Programs and from time to time thereafter (including at least [* * *], including in response to inquiries hereunder), (a) Dicerna will provide the Gatekeeper with a current list adding up to [* * *] Dicerna Reserved Orphan Liver Targets which shall be Blocked Targets (where it is understood that [* * *] such Targets is all Dicerna may designate during the R&D Collaboration Term pursuant to this Agreement) (the “Blocked Target List”), and (b) Novo will be entitled, acting in good faith as reasonably necessary to identify Hepatocyte Targets as permitted under Section 2.1.1, to submit inquiries to the Gatekeeper as to whether or not a proposed Target is a Blocked Target. Upon receipt of an inquiry, the Gatekeeper will notify Dicerna of such inquiry by Novo without disclosing the proposed Target, after which Dicerna will have [* * *] to provide the Gatekeeper with any updates on requests made to Dicerna for reservations, substitutions or eliminations to the Blocked Target List with supporting evidence of such changes having been requested in writing prior to the Novo inquiry. The Gatekeeper will inform Novo in writing whether the proposed Target is a Blocked Target within [* * *] of receipt of the associated inquiry and, if the proposed Target is a Target as to which Dicerna can still grant rights to Novo, the Gatekeeper will inform Novo of the availability of such Target and what rights Dicerna can grant and any associated restrictions. Upon the Effective Date, the Pre-Reserved Targets will automatically be designated as Collaboration Targets and after the Effective Date upon notification of Novo by the Gatekeeper of availability, each subsequent proposed Target will be automatically designated as Collaboration Targets. If the Gatekeeper notifies Novo in response to an inquiry (or Dicerna notifies Novo, in the case of direct contact between the Parties) that a proposed Target is a Blocked Target, Novo will not have exhausted any of its rights to reserve or select Targets as a result of the inquiry, and if the status of any Blocked Target changes and it is no longer a Blocked Target, Dicerna shall promptly notify the Gatekeeper; and if such a change relates to a Target which was previously submitted by Novo and rejected by the Gatekeeper, the Gatekeeper shall be under an obligation to notify Novo of such change as soon as practicable. Dicerna may from time to time inquire as to whether any Hepatocyte Target with respect to which Dicerna intends to engage in activities that may be restricted under Sections 3.1 and 3.2 is a Collaboration Target. Upon receipt of such an inquiry from Dicerna, the Gatekeeper will inform Dicerna in writing whether the proposed Target is a Collaboration Target within [* * *] of receipt of the associated inquiry.
2.5    Scope of Blocked Targets. [* * *].
2.6    Encumbered Targets [* * *].
3.    EXCLUSIVITY
3.1    Hepatocyte Target Exclusivity – [* * *]. [* * *], with respect to each Hepatocyte Target that is not a Blocked Target, except as agreed in the Research Plan or as mutually agreed to by the Parties, Novo shall have exclusive and, as applicable, co-exclusive worldwide rights to Research, Develop and Commercialize Compounds and Products in the Field, and Dicerna shall be exclusive to and work exclusively with Novo on Researching, Developing or Commercializing Compounds or Products Directed To any such Hepatocyte Target in the Field. In connection with the foregoing, other than as may be incidental to research activities for Blocked Targets, and except as may be permitted under Section 19.1 or as Dicerna may be permitted to delegate its obligations to a Permitted Subcontractor pursuant to Section 4.8, Dicerna shall not (by itself nor with any Third Party) and shall cause its Affiliates not to (by themselves nor with any Third Party) and shall not grant rights to any other Third Parties, carry out Research, Development or Commercialization, of any Hepatocyte Target that is not a Blocked Target, nor sell, assign, transfer, convey, license, sublicense, covenant not to assert or otherwise grant or transfer, to any Third Party (other than to an assignee pursuant to Section 19.1), any rights or immunities to or under any Licensed Patent Rights to carry out any of the foregoing activities. In addition, during the [* * *], with respect to each Collaboration Target, subject to Dicerna’s rights under Sections 2.3.2 and 2.3.3, Dicerna shall not enter into any agreement or take any action that would adversely affect its ability to extend Novo the rights granted hereunder and otherwise perform should such Collaboration Target be selected as a Validated Target.
3.2    Development Candidate and Product Exclusivity - Term of Agreement, During the Term of this Agreement, with respect to each Development Candidate or Product, except as agreed in the Development Plan or as mutually agreed to by the Parties in writing, Novo shall have exclusive and, as applicable, co-exclusive worldwide rights to Develop and Commercialize Development Candidates and Products in the Field, and Dicerna shall be exclusive to and work exclusively with Novo on the Research, Development and Commercialization of all such Development Candidates or Products Directed To a Collaboration Target in the Field while Novo is researching or developing any Development Candidates or Products Directed to such Collaboration Target and Dicerna shall be exclusive to and work exclusively with Novo on any Commercialization of all such Development Candidates or Products Directed to a Collaboration Target in the Field while Novo is commercializing a Development Candidate or Product Directed to such Collaboration Target. In connection with the foregoing, other than as may be incidental to research activities for Third Party products not Directed To the applicable Collaboration Target, and except as may be permitted under Section 19.1 or as Dicerna may be permitted to delegate its obligations to a Permitted Subcontractor pursuant to Section 4.8, Dicerna shall not (by itself nor with any Third Party) and shall cause its Affiliates not to (by themselves nor with any Third Party) and shall not grant rights to any other Third Parties, to (i) during such Development by Novo, carry out Development or Commercialization, and (ii) during such Commercialization by Novo, carry out Commercialization in the case of each (i) and (ii), of any compound, product, or therapy containing anything that binds to, or is intended to bind to, the same Validated Target in the Field to which such Development Candidate or Product is Directed To, nor sell, assign, transfer, convey, license, sublicense, covenant not to assert or otherwise grant or transfer, to any Third Party (other than to an assignee pursuant to Section 19.1), any rights or immunities to or under any Licensed Patent Rights to carry out any of the foregoing activities.
3.3    [* * *].
3.4    Limited Novo Exclusivity. If during the Discovery Period, Novo wishes to Research, Develop or Commercialize, by itself or any Affiliate or Third Party, any compound, product or therapy using siRNA conjugated to GalNAc that is Directed To a Collaboration Target in the Field and Novo had not already commenced any such research prior to the Signing Date, such Research, Development or Commercialization shall be done in collaboration with Dicerna under this Agreement and subject to the confirmation of availability through the Gatekeeper process described in Section 2.5. Otherwise, nothing in this Agreement shall restrict the ability of Novo or its Affiliates to research, develop or commercialize any compounds, products or therapies, it being understood that this Section 3.4 shall not be deemed to expand the scope of any licenses to Licensed Technology or ownership or Control of intellectual property granted hereunder.
3.5    Blocked Targets and Third Party Agreements. [* * *].
4.    RESEARCH AND PRODUCT DEVELOPMENT
4.1    Research and Development Program.
4.1.1    Purpose. During the R&D Collaboration Term, Dicerna and Novo shall engage in a research and development program with the goal of Researching and Developing one or more Compounds from which one or more Development Candidates would be nominated by the JSC or Novo for further Development as Compounds or Products based on the specified activities, timelines and criteria set forth in the Work Flow Plan and/or an applicable Research Plan or Development Plan (such research and development program, the “R&D Program”). Each of the Parties shall expend at least the resources specified in the Work Flow Plan in the performance of its Research and Development activities during R&D Collaboration Term.
4.1.2    R&D Collaboration Term. The R&D Program shall be conducted over a term commencing on the Effective Date and continuing for a period of [* * *] thereafter (the “Initial R&D Collaboration Term”), provided that with respect to any particular Collaboration Target that is the subject of active Development at the end of the Initial R&D Collaboration Term, the term shall be extended for an additional [* * *] period(s) if Proof of Principle has not been achieved by the Parties on at least [* * *] Compounds following designation of at least [* * *] Collaboration Targets and provided that such lack of achievement has not been caused by Novo’s failure to perform its obligations under the Research Plan, if any, or if the Parties mutually agree in writing that additional time is needed to complete Research and Development toward the nomination of Development Candidates (the Initial R&D Collaboration Term plus any such extensions, the “R&D Collaboration Term”).
4.1.1    Work Flow Plan. All Research and Development activities of each Party occurring during the R&D Collaboration Term and the timelines for all Collaboration Targets and Products therefor shall be set forth in the Work Flow Plan set forth in Exhibit A attached hereto.
4.1.2    Research and Development Plans. All Research and Development activities occurring during the R&D Collaboration Term and the timelines and budget for all Collaboration Targets and Products therefor shall be set forth in one or more mutually agreed upon research plans (each, a “Research Plan”) or Development Plans, copies of which will be signed and furnished to each Party, subject to Section 4.1.3, as may be amended from time to time in accordance with the terms of this Agreement. Once agreed upon, the first Research Plan hereunder shall be attached hereto as Exhibit B. For clarity, subject to Section 4.1.3, the budgets to be set forth in the Research Plan(s) shall be construed only as guidelines and shall not in any way limit a

Party’s obligations to use Commercially Reasonable Efforts to perform all activities specified in the Research Plan, subject to the rights of reimbursement and any limitations on responsibilities or their costs as expressly set forth in this Article 4. Each Target and Compound shall have a separate Research Plan and Development Plan associated with it unless otherwise agreed to by the Parties (e.g. because a Target is dual or Targets are interdependent). For the avoidance of doubt, Novo’s Research and Development activities shall not be constrained by the contents of any Research Plan or Development Plan.
4.2    Research and Development Activities.
4.2.1    Activities until Achievement of Proof of Principle. For each Validated Target, Dicerna shall use Commercially Reasonable Efforts to conduct activities specified in the Research Plan directed toward the achievement of Proof of Principle of a Compound Directed To that Validated Target Each Party is responsible for its own expenses in conducting activities specified in the Research Plan and intended for achieving Proof of Principle, which in Dicerna’s case, may include rodent and non-human primate studies before Proof of Principle but no other in vivo studies, unless otherwise discussed and agreed by the JSC. Notwithstanding the foregoing, subject to Novo’s prior written approval regarding the costs thereof, Novo shall be responsible for reimbursing reasonable, out-of-pocket costs paid by Dicerna to Third Party contract manufacturers for CMC Activities to support animal studies that are reasonably necessary to achieve Proof of Principle.
4.2.2    Activities from DC Nomination through IND Submission. For the first Development Candidate nominated by the JSC or Novo, Dicerna shall use Commercially Reasonable Efforts to conduct all activities specified in the Development Plan that are not expressly indicated as being Novo’s responsibility in a manner reasonably requested by Novo toward the preparation and submission of an IND for the Development Candidate with Novo having the sole obligation for payment of related expenses after nomination as a Development Candidate for the applicable Validated Target, provided further that Novo will only be responsible for payment of expenses incurred in accordance with a Development Budget that has been approved in writing by Novo, including Dicerna’s Direct Manufacturing Costs from and after achievement of Proof of Principle that have been so approved. Novo shall use Commercially Reasonable Efforts to perform such activities specified in the Development Plan that are expressly indicated as Novo’s responsibility. For all subsequent Development Candidates nominated by the JSC, unless otherwise agreed to by the Parties, Novo shall use Commercially Reasonable Efforts to conduct activities it deems reasonably appropriate in furtherance of the preparation and submission of an IND for each subsequent Development Candidate.
4.3    Clinical Development Activities. Subject to Section 3.1, Novo shall use Commercially Reasonable Efforts to conduct all Development activities from IND Approval through Commercialization on at least [* * *] Development Candidates, provided that at least [* * *] Development Candidates are selected for Development Candidate nomination. If more than [* * *] Development Candidates are selected, then Novo shall, subject to the immediately preceding sentence, have the right to prioritize its Development efforts among such Development Candidates.

4.1    Costs of Performance.
4.1.1    Responsibilities of Parties.
(a)    Except as otherwise expressly set forth in this Agreement or in a Research Plan, during the Term, each Party shall bear its expenses conducting Research activities until nomination as a Development Candidate for a Compound Directed To a Validated Target.
(b)    [* * *].
(c)    [* * *].
(d)    Except as otherwise set forth in herein, unless the Parties mutually agree or subject to Sections 2.3.2, 2.3.3, 3.3 or 5.4, [* * *] will not bear any expenses after nomination as a Development Candidate for a Compound or Product and [* * *] shall bear all other expenses incurred under this Agreement, including for Development and Commercialization, other than for a Co-Development Program.
4.1.2    Cost Calculation Mechanism. Where this Agreement expressly requires that Novo reimburse or be responsible for Dicerna’s expenses incurred under a Research Plan or Development Plan or otherwise directed by Novo under Section 4.2.2, such expenses shall be calculated in accordance with the following mechanism: Novo shall compensate Dicerna for FTEs performing activities under and in accordance with the Research Plan or Development Plan at the FTE Rate, provided that the nature and scope of the work performed by Dicerna has been approved in advance in writing by Novo and that Dicerna uses at least the same level of efforts and efficiency to perform such work as Dicerna uses for similar work performed for its own account (but in no event less than Commercially Reasonable Efforts). For the avoidance of doubt, the FTE Rates are payable solely for activities for which this Agreement expressly specifies that Novo is to reimburse or be responsible for Dicerna’s expenses and are not payable for any other activities that Dicerna undertakes. In addition to the FTE Rates, Novo shall reimburse any out of pocket expenses incurred by Dicerna in accordance with the Research Plan or Development Plan that are specified as being Novo’s responsibility. The compensation is to be paid by Novo to Dicerna on a [* * *] basis with respect to each [* * *]. Payment shall be made in arrears and within [* * *] after receipt of an invoice, with supportive documentation detailing the FTE hours and out of pocket expenses applicable to Dicerna’s efforts for such applicable [* * *] period, such information to include the work packages of the Development Plan items worked on the number of FTEs assigned to each work package and the out-of-pocket expenses. Notwithstanding the foregoing, contract research organization (“CRO”) expenses incurred by Dicerna in accordance with the Development Plan shall be invoiced separately by Dicerna upon Dicerna’s receipt of such CRO’s invoice, and irrespective of whether such payments are made in advance or in arrears, such invoice to be due and payable within [* * *] upon receipt of such invoice by Novo; provided, that, if Novo reimburses Dicerna for advance payments made by Dicerna to CROs, Dicerna shall provide the final actual cost per invoiced period and a true up of actual cost compared to advance payment (planned cost) to Novo. If the advance payment(s) turn out to be higher than the actual cost incurred by Dicerna,

Dicerna shall credit the respective amount of the advance payment to the next invoice or invoices payable by Novo, and in the event there are no further invoices anticipated, reimburse Novo within [* * *] of such true up. As long as Dicerna provides Development support to Novo and for a period of [* * *] thereafter, Dicerna shall maintain complete and accurate books and records regarding the FTEs and all out-of-pocket expenses (including CRO expenses) invoiced to Novo and Novo shall have the right to have an Accounting Firm inspect Dicerna’s records solely for purposes of determining the accuracy of the FTEs passed through to Novo in accordance with Section 9.5 of this Agreement applied mutatis mutandis (subject only to replacing references to “Novo” with references to “Dicerna,” and vice versa, and other analogous changes, including changes related to the subject matter of the audit). Unless mutually agreed to by the parties, Dicerna shall invoice Novo for such expenses according to the Novo Nordisk A/S Invoicing Instructions attached hereto as Exhibit C.
4.2    IND Filing. For all Products Developed and Commercialized under Section 4.2 or Section 4.3, [* * *], Novo shall be responsible for the preparation and submission of the IND filing and for seeking IND Approval and shall have control over all interactions with the applicable Regulatory Authority. [* * *], the Parties shall be jointly responsible for the preparation and submission of the IND filing, including responses to any questions from the Regulatory Authorities during review, at Novo’s expense, but Novo will otherwise be responsible for seeking IND Approval and shall have control over all interactions with the applicable Regulatory Authority. Novo shall own all Regulatory Approvals and be responsible for all decisions in connection therewith for Regulatory Approvals of Products in the Field; provided, that Dicerna shall reasonably cooperate in these efforts as reasonably requested by Novo at Novo’s expense.
4.3    Records, Reports and Audits.
4.3.1    Records of Activities under R&D Program. Dicerna and Novo shall maintain complete, current and accurate records (paper and/or electronic) for so long as necessary to comply with Applicable Laws, or reasonably necessary to support the prosecution, maintenance and enforcement of intellectual property rights (including Patent Rights), regarding its conduct of the R&D Program after the applicable activity, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect the work done and results achieved by each Party in the performance of the R&D Program; and sufficient to confirm the accuracy and contents of the Blocked Target List (the “Records”). Electronic Records shall be stored by each Party in accordance with the system for electronic data storage and exchange specified by the JSC (which specification the JSC shall agree upon during the first JSC meeting).
4.3.2    Prioritization and Resource Allocation Planning. At the Effective Date and at least [* * *] thereafter, Dicerna will present to the JSC for approval a proposed project prioritization and timeline for the next [* * *] period, including a suggested allocation of FTE resources to each identified Collaboration Target; provided that, if the JSC is unable to agree on such project prioritization, timeline and/or allocation of resources, including FTEs, such issue(s) shall be finally decided as set forth in Section 19.6. Dicerna shall provide to Novo a draft of the above project prioritization and timeline at least [* * *] in advance of the JSC meeting at which such project prioritization and timeline is to be discussed.

4.3.3    Resource Allocation. During the R&D Collaboration Term, Dicerna and Novo agree that each will assign to the Collaboration Targets resources substantially in accordance with the budgets set forth in the Research Plans, including appropriate personnel resources comprising skills and levels of experience consistent with such budgets set forth in the Work Flow Plan.
4.3.4    Copies and Inspection of Records. [* * *].
4.4    Certain Standards Applicable to Work.
4.4.1    All Research and Development done by either Party for non-regulated work under this Agreement will be conducted in accordance with the Research Plan or Development Plan, all applicable data privacy and security laws and regulations and other Applicable Laws. [* * *].
4.4.2    [* * *]. [* * *]. Each Party represents and warrants that, during the R&D Collaboration Term, it shall adhere to and comply with its respective obligations related to the use of [* * *] set forth in Exhibit L and shall use Commercially Reasonable Efforts to ensure that all future subcontractors and CROs adhere to and comply with these obligations. The decision to use [* * *] in the activities to be conducted pursuant to the Research Plan or Development Plan shall be made by the JSC.
4.4.3    Use of Animals. The Parties agree to ensure high welfare standards for experimental animals used in any activities to be conducted pursuant to the Research Plan or Development Plan. Dicerna acknowledges that it has read and understood Novo’s Principles for the Use of Animals attached hereto as Exhibit M and agrees to adhere to and comply with these obligations. Dicerna must promptly notify Novo in the event of any material unexpected issues in relation to animal welfare or bioethical concerns that occur under the Research Plan or Development Plan and Dicerna must report to Novo the number of experimental animals having been used by Dicerna under the Research Plan or Development Plan in a [* * *] within [* * *] after the end of such [* * *]. The Parties agree to reasonably collaborate to address any such issues and concerns to the extent such issues and concerns relate to more than local legal requirements. Dicerna acknowledges that Novo may require a single on-site animal welfare inspection prior to initiation of the activities to be conducted pursuant to the Research Plan or Development Plan. If Novo wishes to perform such animal welfare inspection during the R&D Collaboration Term, Dicerna shall give Novo access to the relevant areas of its site upon reasonable notice of no less than [* * *]; provided, that any such audit shall comply with Dicerna’s SPF protocols, shall not be conducted more than [* * *] (except in the event that an audit identifies any issues, in which case Novo shall be permitted to undertake a follow-up audit) and shall be conducted during normal business hours and in a manner intended to minimize any disruptions to Dicerna’s day-to-day business.
4.5    Right to Subcontract. Subject to the terms of this Section 4.8 and Section 5.1.2, each Party shall have the right to engage permitted Third Party contractors working on its behalf (the “Permitted Subcontractors”) to perform such portions of its Research and Development obligations under this Agreement that it customarily engages for its other similar research and Development activities, except that: (a) any use of Permitted Subcontractors by Dicerna is subject to the prior written approval of Novo, except for the contract manufacturers listed on Exhibit I; and (b) under no circumstance can such Permitted Subcontractor be debarred or disqualified by a regulatory authority. Any Permitted Subcontractor to be engaged by a Party to perform its obligations under this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activities. Furthermore, notwithstanding the foregoing, each Party shall be responsible for ensuring that, prior to engaging any Permitted Subcontractor that such Permitted Subcontractor is subject to written agreements containing terms and conditions: (i) consistent with and which provides a substantially similar degree of protection as the relevant terms and conditions of this Agreement protecting the rights of the Parties under this Agreement including imposing obligations of confidentiality on each such Permitted Subcontractor; (ii) that vests ownership in such Party of any and all Inventions developed by such Permitted Subcontractor in the course of performing such subcontracted work; (iii) that does not under any circumstance impose any payment obligations or liability on the other Party, and (iv) that is otherwise consistent with the terms of this Agreement. Dicerna shall obtain the right for Novo to once annually and at its own expense to audit Permitted Subcontractors of Dicerna in accordance with Section 4.6.4. Each Party shall remain directly responsible for all of its obligations under this Agreement that have been subcontracted or sublicensed to any Permitted Subcontractor.
5.    MANUFACTURING AND COMMERCIALIZATION
5.1    Compound and Product Manufacturing Generally.
5.1.1    Generally. Dicerna shall supply Compounds through nomination as a Development Candidate in accordance with Section 5.1.2, either itself or through a contract manufacturer disclosed pursuant to Section 5.1.2. Subject to the Parties’ respective rights and obligations with respect to filing applications for and obtaining IND Approvals as set forth in Sections 4.2.2 and 4.5, Dicerna has the right to perform and manage the CMC Activities through IND Approval, and the obligation to do so, [* * *]. On a Development Candidate-by-Development Candidate basis, the Parties, in consultation with the JSC, shall decide on the transfer of responsibilities and obligations related to CMC. The Parties will specify in the relevant Research Plan or Development Plan the source of manufacture and supply of all other pre-clinical and clinical Products. For the avoidance of doubt, unless the Parties mutually agree to other terms, Dicerna will have no obligation to Manufacture any Compounds or Products for Clinical Trials and will not be responsible for any Manufacturing Expenses after nomination as a Development Candidate. If the Parties mutually agree that Dicerna will supply Products for Clinical Trials, the Parties will negotiate in good faith a future Supply Agreement for submission to the JSC for approval.
5.1.2    Manufacturing Standards. A list of the contract manufacturers that Dicerna has engaged with the ability to Manufacture the Products for Research and Development until at least IND-submission (on a Product-by-Product basis) is attached as Exhibit I, which contract manufacturers shall be considered Permitted Subcontractors in accordance with Section 4.8. Without limiting the foregoing, but subject to the terms and conditions of this Agreement, the Parties will negotiate in good faith to come to a mutual agreement related to Product supply by Dicerna under GMP during the R&D Collaboration Term for each Product up until nomination as a Development Candidate and, with the respect the first Product that is the subject of an IND filing, up until such IND filing; it being understood that unless the Parties agree otherwise, Dicerna has the right to use the contract manufacturers in Exhibit I to fulfill its manufacturing obligations. The Parties shall enter into a quality agreement if Novo determines that such an agreement is relevant to the conduct of manufacturing activities. When Dicerna uses a contract manufacturer or other subcontracted element of the supply chain, Novo will have the right to audit such contract manufacturer and to approve (or reject) in advance any new contract manufacturer that is not listed on Exhibit I, provided that such approval shall not be unreasonably withheld, delayed or conditioned. The Parties agree that the manufacturers for each Product shall be listed in the Research Plan or Development Plan. Except as set forth in this Section 5.1.2, Novo shall have the right to perform or have performed Product manufacturing in its discretion.
5.1.1    Visits to Facilities. Novo may conduct ongoing and routine audits of Dicerna or its subcontractors (including its contract manufacturers) in accordance with Section 4.6.4 (including the expense reimbursement provisions thereof) to ensure compliance with applicable GMPs and Exhibit M during normal business hours no more than once annually and upon reasonable advance notice by Novo and the mutual agreement of the Parties as to the specific date and time for such audit, provided, however, that in the case of audits for cause, Novo will have the right to conduct, or cause Dicerna to conduct, compliance audits more than once annually at the time of the event giving rise to a for cause audit, upon at least [* * *] advance written notice, provided that such audit does not unreasonably interfere with Dicerna’s operations. Dicerna shall ensure that all of its agreements with is contract manufacturers and other subcontractors provide for Novo to directly conduct such audits.
5.1.1    Notice of Inspections. If legally permissible, Dicerna shall provide notice to Novo within [* * *] of becoming aware of any requested or commenced governmental or regulatory review, audit or inspection of its or its contractor’s facility, processes, Compounds or Products that directly relate to this Agreement. Dicerna shall provide Novo with the results of any such review, audit or inspection and be given the opportunity to provide assistance in responding to any such review, audit or inspection.
5.2    Product Quality Generally. An applicable quality agreement will determine, in accordance with applicable regulatory requirements, all Product quality standards for Product to be used in Clinical Trials including: stability; process validation and pre-approval inspection preparation; specifications; assay methodology and storage conditions. Novo will determine in accordance with applicable Regulatory Requirements such Product quality standards that must be included in any manufacturing requirements for Product and Novo will in all circumstances have the sole right to make the final release determinations for the Products, as the Parties shall set forth greater detail in the applicable quality agreement.
5.3    Commercialization by Novo. Subject to Sections 2.3.2, 2.3.3, 3.3 and 5.4, Novo shall have the sole right and be responsible for Commercialization of the Products in the Territory, and shall use Commercially Reasonable Efforts to achieve a First Commercial Sale of at least [* * *] Products, provided that all necessary Regulatory Approvals are obtained.
5.4    Co-Development Payments. A Co-Development Program will not be subject to any future Development and Regulatory Milestone Payments, Commercial Milestone Payments or

Royalties due under Sections 8.4, 8.5 and 8.6. Upon Dicerna’s designation of a Product as a Co-Development Product, all Development and Regulatory Milestone Payments and Commercial Milestone Payments previously paid by Novo to Dicerna with respect to such Product and the relevant Collaboration Target shall constitute Pre-Option Development Expenses of Novo and be subject to Section 5.4.2 below.
5.4.1    Budget. On a Co-Development Program-by-Co-Development Program basis, and as further detailed in Exhibit F, the Parties will promptly agree upon a budget for expected Development Expenses for the Co-Development Program (“Co-Development Budget”) unless the Parties have already agreed upon or the JSC has determined a Development Budget, which will be used to calculate the Co-Development Budget. [* * *].
5.4.2    Payment of Shared Costs and Profits. Subject to Section 5.4.1 and as further detailed in Exhibit F, the designating Party will be responsible for: (i) paying the other Party for all Co-Development Pre-Option Expenses within [* * *] of the receipt of an invoice from the non-designating Party issued on or after the designation date; and (ii) payment of Co-Development Post-Option Expenses as they are incurred for a given Co-Development Program within [* * *] after receipt of a report of Co-Development Post-Option Expenses incurred by the other Party, which report shall be submitted following the end of each [* * *] beginning with the [* * *] of opt-in. Each Party will be entitled to a respective percentage of Global Profits for the Co-Development Product, with the designating Party receiving an amount equal to Co-Development Percentage multiplied by Global Profits (“Co-Development Profit Share”) and the Party responsible for Commercialization activities receiving the remainder of Global Profits, as further detailed in Exhibit F. In the event that actual Co-Development Post-Option Expenses for a [* * *] exceed the Co-Development Budget in effect as of the first day of such [* * *] by more than [* * *]:
(a)    Dicerna may (but is not required to) elect, upon written notice to Novo delivered within [* * *] of the date on which Novo notifies Dicerna of such budget excess, to continue to pay the budgeted Co-Development Post-Option Expenses and adjust the future Co-Development Percentage to reflect the relative share paid by each Party of the Co-Development Post-Option Expenses for the Product. By way of example, if (i) Dicerna’s Co-Development Percentage is [* * *], (ii) in prior [* * *], the aggregate Co-Development Post-Option Expenses were [* * *] (of which Dicerna paid [* * *]), (iii) the Co-Development Budget for the Product in the current [* * *] is $[* * *] (of which Dicerna’s share would be ([* * *]), and (iv) FDA requires an additional arm be included in a Pivotal Study and, as a result, the actual Co-Development Post-Option Expenses incurred during such [* * *] (including the additional Co-Development Post-Option Expenses for such additional arm) totaled [* * *], Dicerna could elect to pay only [* * *] (i.e., [* * *] of its budged share) and to decrease its Co-Development Percentage going forward to [* * *] (calculated as [* * *] (i.e., the aggregate Co-Development Post-Option Expenses funded by Dicerna through such [* * *])) divided by [* * *] (i.e., the total Co-Development Post-Option Expenses through such [* * *])). Once Dicerna makes such an election, Dicerna may not thereafter increase its Co-Development Percentage; or

(b)    Dicerna may (but is not required to) elect, which election Dicerna may make only once during the Term, upon written notice to Novo delivered within [* * *] of the date on which Novo notifies Dicerna of such budget excess, to defer its portion of such excess Co-Development Post-Option Expenses over [* * *] of the budgeted Co-Development Budget for the Product in the current [* * *], with the amount of such deferral not to exceed a total [* * *]. For example, in the circumstances described in the example in Section 5.4.2(a) above, Dicerna could elect to defer [* * *] (i.e., [* * *] of the portion of the budget excess ([* * *]) over [* * *] of the Co-Development Budget for the Product in the current Calendar Year). The deferred amount must be repaid within the following [* * *] immediately subsequent [* * *] with an interest rate of [* * *].
5.4.3    Co-Development Product Payments. Subject to this Section 5.4, with respect to each Co-Development Product, Global Profits accrued during the Term shall be shared between the Parties according to the Co-Development Profit Share, except as subject to Section 5.4.4. Within [* * *] after the end of each [* * *], the Party responsible for such Commercialization shall submit a report to the other Party, including a calculation of Net Sales during such Calendar Quarter, a breakdown of the calculation of Global Profits, and a proposed division between the Parties, including the calculation of Co-Development Profit Share, in accordance with Section 5.4.2. Concurrently with the submission of such report, the Party responsible for such Commercialization shall make a payment to the other Party in an amount calculated according to the Co-Development Profit Share included in such report; provided, however, that in the event such calculated payment amount is negative (including all previous calculated payment amounts that were negative), the Party responsible for such Commercialization shall invoice the other Party for such amount and the other Party shall pay on such invoice within [* * *] of the date thereof. In the event of any disagreement with respect to the calculation of such payment, any undisputed portion of such payment shall be paid in accordance with the foregoing timetable and the remaining, disputed portion shall be paid within [* * *] after the date on which the Parties, using good faith efforts, resolve the dispute.
5.4.4    Failure to Pay and Early Termination. If a designating Party fails to make timely and complete payment of the Co-Development Pre-Option Expenses or any Co-Development Post-Option Expenses, the other Party may provide written notice of termination of the relevant Co-Development Program to the designating Party, which notice shall be effective [* * *] after the date of the notice unless the failure to pay is cured within such time period. If a Co-Development Program is terminated, the underlying Co-Development Target will become a Collaboration Target. In the event of any such termination with respect to a Co-Development Program that had been designated by Dicerna, Dicerna shall not be eligible to receive any payments under Sections 8.2 or 8.3 with respect to any applicable Products. For the avoidance of doubt, no payments are due under Sections 8.2 or 8.3 with respect to Co-Development Products.
6.    GOVERNANCE AND JOINT STEERING COMMITTEE
6.1    Project Leader. Within [* * *] after a Collaboration Target has been selected, Novo and Dicerna shall [* * *] to serve as the primary point of contact between the Parties with respect to each Collaboration Target being Researched and Developed under the R&D Program (each, a “Project Leader”). The Project Leaders shall regularly communicate with each other to address R&D Program-related issues, needs and updates and facilitate communications and organization of Working Groups associated with each active Research Plan or Development Plan with respect to each Target. Either Party, upon prior notice to the other Party, may change its Project Leader. Additionally, the Parties may assign different Project Leaders for different Projects. Except for those Disputes that are subject to the purview of the JSC, prior to submitting any Dispute to the Program Leaders or dispute resolution mechanism set forth in Section 19.6, the Project Leaders shall attempt, for a period of [* * *], to resolve such Dispute.
6.2    Program Leader. Within [* * *] of the Effective Date, Novo and Dicerna shall [* * *] to serve as the primary point of contact between the Parties with respect to all Collaboration Targets being Researched and Developed under the R&D Program (each, a “Program Leader”). The Program Leader will be responsible for overseeing the list of Collaboration Targets, the Discontinued Targets and the Continuation Targets. The Program Leaders shall regularly communicate with each other to address R&D Program-related issues, needs and updates and facilitate communications and organization of Project Leaders, Working Groups associated with all active Research Plan or Development Plan with respect to all Targets. Either Party, upon prior notice to the other Party, may change its Program Leader. If the Project Leaders cannot agree under Section 6.1 on the Dispute, then, except for those Disputes that are subject to the purview of the JSC, prior to submitting any Dispute to the dispute resolution mechanism set forth in Section 19.6, the Program Leaders shall attempt, for a period of [* * *], to resolve such Dispute.
6.3    Alliance Leader. Within [* * *] of the Effective Date, each Party shall also appoint an individual to act as the Alliance Leader at director level or above for such Party (each, an “Alliance Leader”). Each Alliance Leader shall thereafter be permitted to attend meetings of the JSC and any sub-committee as a nonvoting observer. The Alliance Leaders shall be the primary point of contact for the Parties regarding the collaboration activities contemplated by this Agreement (other than the activities/responsibilities of the Project Leader outlined in Section 6.1 and the activities/responsibilities of the Program Leader outlined in Section 6.2) and shall help facilitate all such activities hereunder. For avoidance of doubt, the individual appointed by a Party to act as an Alliance Leader may, but need not, be the same individual appointed by such Party as the Program Leader or as a Project Leader.
6.4    Working Groups. The Parties may establish working groups (each, a “Working Group”) to oversee the activities of the Research Plan or Development Plan. In addition, from time to time, the Parties may establish a Working Group to oversee particular additional projects or activities. Each Working Group shall undertake the activities delegated to it by the JSC. During the process of establishing each Working Group, such Working Group and the JSC shall agree regarding which matters such Working Group will resolve on its own and which matters such Working Group will advise the JSC (and with respect to which such advice-specific matters the JSC will resolve). In addition to the Target-specific Working Groups overseen by the respective Project Leaders, the Parties shall, at a minimum, establish [* * *] additional Working Groups to oversee, respectively, (i) technology transfer pursuant to Section 7.4, (ii) the manufacturing supply chain for the Products, (iii) disclosure of Program Inventions and strategy for prosecution and maintenance of Joint Inventions (the “Patent Working Group”); and (iv) with respect to work conducted through Proof of Principle and, with respect to the first Development Candidate, through the first IND filing, matters relating to chemistry, manufacturing and controls (the “CMC Working Group”).
6.5    Joint Steering Committee.
6.5.1    Establishment. As soon as practicable after the Effective Date, the Parties shall establish a Joint Steering Committee (the “JSC”) to oversee and coordinate the activities of the Parties under the R&D Program. The Parties will either continue the JSC or establish additional committees to oversee and coordinate the activities of the Parties during the R&D Collaboration Term and the Development and Commercialization of Products. The JSC shall be comprised of [* * *] from Novo and [* * *] from Dicerna, which the JSC may increase as its discretion. Subject to the foregoing, each Party shall appoint its respective representatives to the JSC from time to time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. Representatives from each Party shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the R&D Program. [* * *] of the JSC appointed by [* * *] shall be designated the JSC Chair (the “JSC Chair”). The JSC Chair will be responsible for calling meetings of the JSC, circulating agendas and performing administrative tasks required to assure efficient operation of the JSC but shall not have any extra or additional vote.
6.5.2    JSC Meetings. The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties, and no less frequently than [* * *] until expiration of the R&D Collaboration Term or as mutually agreed. The JSC may meet by means of teleconference, videoconference or other similar means. As appropriate, additional employees or consultants may from time to time attend the JSC meetings as nonvoting observers, provided that any such consultant shall agree in writing to comply with the confidentiality obligations under this Agreement; and provided further that no Third Party personnel may attend unless otherwise agreed by both Parties. Each Party shall bear its own expenses related to the attendance of the JSC meetings by its representatives. Each Party may also call for special meetings to resolve particular matters requested by such Party. The JSC Chair or his/her designee shall keep minutes of each JSC meeting that records in writing all decisions made, action items assigned or completed and other appropriate matters. Novo shall send meeting minutes to all members of the JSC promptly after a meeting for review. Each member shall have [* * *] from receipt in which to comment on and to approve/provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify Novo that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member.
6.5.3    JSC Functions. The JSC’s responsibilities with respect to the R&D Program are as follows:
(a)    Overseeing and coordinating the activities of the Parties under the R&D Program;

(b)    Facilitating the exchange of Know-How and materials as required hereunder;
(a)    Approving plans and budgets for Development and Commercialization of Co-Development Products (with all such plans and budgets to be initially proposed by Novo other than Co-Development Products designated by Novo pursuant to Section 2.3.2 or Section 3.3);
(b)    Periodically reviewing the progress of the R&D Program;
(c)    Coordinating the Parties’ documentation of Research Plans and Development Plans, suggesting updates to and modifications of each Research Plan and Development Plan and establishing the Validated Target Criteria for each Collaboration Target. For clarification, any update or modification to the Research Plan prior to Proof of Principle with respect to the relevant Compound shall require the consent of each Party and is subject to reaching an agreement between the Parties with regards to any potential implications of such modification or update; and
(d)    Amending the Work Flow Plan.
6.5.4    JSC Disputes; Authority. The JSC will endeavor to make decisions by consensus, with each of Novo and Dicerna having [* * *]. If consensus is not reached by the Parties’ representatives pursuant to such vote, then the matter may be escalated by either Party to designated officers of both Novo and Dicerna with appropriate decision-making authority. In the event the designated officers are unable to resolve the issue within [* * *], then: [* * *]. Notwithstanding the foregoing, neither Party may exercise decision making authority to unilaterally amend this Agreement, or to cause the other Party to perform any activities or incur any material expenses that are not contemplated in this Agreement or the Work Flow Plan, Research Plan or Development Plan, provided that during the pendency of any escalation or dispute resolution in accordance with this Section 6.5.4: [* * *].
6.5.5    Rights and Powers. For clarity and notwithstanding the creation of the JSC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JSC shall not be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JSC shall not have the power to amend, waive or modify any term of this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JSC. The JSC shall cease to operate, on a Product-by-Product basis, once Dicerna’s option with respect to such Product under Section 2.3.3 has lapsed without being exercised, and any obligations of either Party to provide any information to the JSC with respect to such Product shall be deemed to be an obligation to provide such information directly to the other Party instead of through the JSC.
7.    LICENSES

7.1    License Grant to Novo. Subject to the terms and conditions of this Agreement, Dicerna hereby grants to Novo: (a) an exclusive (even as to Dicerna), royalty bearing, sub-licensable (through multiple tiers) (subject to Section 7.2), worldwide, license under the Licensed Technology to Develop, register, make (including formulate), have made, use, and Commercialize Compounds and Products in the Field; and (b) a non-exclusive, non-royalty bearing, fully paid-up, sub-licensable (through multiple tiers) (subject to Section 7.2), worldwide license under Licensed Technology to carry out Novo’s obligations under the R&D Program, including Research and Development work required to select Targets and related Compounds and Products for purposes of this Agreement. To the extent Dicerna is no longer subject to the exclusivity obligations granted under the Lilly Agreement (whether through the clearance process discussed in Section 2.6, termination of the Lilly Agreement, or otherwise), then, on a Collaboration Target-by-Collaboration Target basis, such license granted by Dicerna to Novo in this Section 7.1 will also extend to the Excluded Field with respect to all applicable Compounds and Products and Dicerna shall promptly notify Novo to such effect.
7.2    Sublicenses. [* * *].
7.3    License Grants to Dicerna. Novo hereby grants to Dicerna during the Term a non-exclusive, non-royalty bearing, fully paid-up, non-sub-licensable (except to Affiliates and Permitted Subcontractors of Dicerna solely as needed to perform services for Dicerna under this Agreement), worldwide license under Novo Intellectual Property, solely to the extent necessary for Dicerna to perform its duties and obligations according to the R&D Program.
7.4    Know-How Transfer; Availability of Employees. Within [* * *] following Novo’s assumption of responsibility for Development or Commercialization of a Product under Article 4 or Novo’s election to retain rights under Section 15.2, Dicerna shall disclose and/or deliver to Novo, to the extent not previously provided, copies of all data and information in Dicerna’s possession relating to the Licensed Know-How which is reasonably necessary for Novo’s Development or Commercialization of such Product (including for regulatory purposes). In addition, upon Novo’s reasonable request, Dicerna shall disclose and/or deliver to Novo, to the extent not previously provided, copies of all data and information in Dicerna’s possession that would be reasonably useful to Novo in manufacturing or having manufactured the Products, as well as authorization letters sufficient for Novo to be able to place Product orders directly with Dicerna’s contract manufacturers pursuant to the terms of the applicable agreement between Dicerna and such manufacturers. Upon Novo’s reasonable request, Dicerna will: (a) provide reasonable technical assistance to Novo during such disclosure or delivery set forth in the preceding two sentences; and (b) make its employees and non-employee consultants reasonably available at their respective places of employment to consult with Novo on issues arising in the course of Novo’s Research, Development, Manufacturing or Commercialization and in connection with any request related to a Product from any Regulatory Agency, including regulatory, scientific, technical and clinical testing issues. The technology transfer to be undertaken under this Section 7.4 shall be overseen by the JSC or a Working Group established for such purposes, and the JSC or such Working Group may put in place a technology transfer plan expressly identifying Know-How Controlled by Dicerna to be transferred and the timing for such transfer.

7.5    Covenants. Dicerna covenants that it will not: (a) take any action that (i) would impose or result in a lien, charge or encumbrance of the Licensed Technology that would prevent or limit Novo’s exercise of its licensed rights to such Licensed Technology, or (ii) adversely affects the license rights granted to Novo under this Agreement; or (b) assign, transfer, convey or otherwise grant to any Person any rights to any Licensed Technology, Joint Know-How or Joint Patent Rights or any Compounds or Products, in any manner that conflicts with the exclusive licenses granted to Novo pursuant to Section 7.1.
7.6    Mutual Use of Confidential Information. Subject to and without limiting any license rights or exclusivity granted to Novo under this Agreement, each Party and its Affiliates will have the right to use any Confidential Information disclosed by the other Party in connection with the R&D Program and retained in the unaided memories of its employees after having access to such Confidential Information (without reference to tangible copies of such information), provided that this right to use does not constitute a license under any Patent Rights or copyrights. An individual’s memory will be considered to be unaided if [* * *]. Notwithstanding anything to the contrary under this Section 7.6 and except as expressly authorized in this Agreement (including as to generally applicable information), the foregoing does not permit any disclosure by either Party of any of the other Party’s Confidential Information regarding the Collaboration Targets, Compounds or Products or disclosure by either Party of any of the other Party’s Confidential Information in any unpublished patent application owned (either solely or jointly) by the other Party.
7.7    No Implied Licenses. Except as expressly set forth in this Agreement, neither Novo, on the one hand, or Dicerna, on the other hand, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, Patent Rights or other intellectual property rights Controlled by the other Party or its Affiliates not expressly granted under this Agreement. Furthermore, notwithstanding anything to the contrary in this Agreement, by entering into this Agreement with Dicerna, Novo is not forfeiting any rights that Novo may have, including its rights to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply in any country.
7.8    Third Party IP Agreements.
7.8.1    Notwithstanding anything to the contrary in this Agreement, if after the Signing Date, Dicerna enters into any agreement with a Third Party under which Dicerna acquires Control of any Patent Rights or Know-How that would be necessary or reasonably useful for the Development or Commercialization of Collaboration Targets, Compounds, or Products, then Dicerna shall so notify Novo and Novo shall have the option to include such Patent Rights and Know-How in the rights and licenses granted to Novo under this Agreement. If Novo elects to include such rights and licenses, Novo shall (a) to the extent the Third Party agreement is a license agreement, be bound by the terms of such Third Party agreement applicable to a sublicensee thereunder, and (b) reimburse Dicerna for the portion of any amounts that become owing to such Third Party by reason of the grant to, or exercise by or under the authority of, Novo of such rights; provided, that, any amounts owing to such Third Party shall not be disproportionately allocated to the Collaboration Targets, Compounds, Products or Novo’s rights hereunder (e.g., the upfront payments, milestone payments, royalty for Product sales and other payments shall be fairly allocated based on the extent to which such amounts are attributable to the applicable Collaboration Target, Compound or Product and taking into account exploitation of the Patent Rights and Know-How by Dicerna for other purposes). In such event, the amounts reimbursed by Novo shall be deductible as contemplated under Section 8.6.3(b) from all amounts owed to Dicerna under Sections 8.3 through 8.6. Upon request by Novo, Dicerna shall disclose to Novo a true and correct written description of the payment and other relevant obligations. In the event Novo does not agree in writing to reimburse Dicerna for such amounts upon request, and (if applicable) to be bound by the terms of such Third Party agreement applicable to a sublicensee thereunder, then the rights licensed under such Third Party agreement shall thereafter be deemed excluded from the Licensed Patent Rights and/or Licensed Know-How, as applicable, hereunder. Dicerna is solely responsible for, and shall make, all payments due to any Third Party licensors and assignors of rights included in the Licensed Technology pursuant to its agreements relevant to such rights, and Dicerna shall otherwise take all actions necessary to ensure that all such agreements remain in full force and effect.
7.8.2    If, after the Effective Date, Dicerna identifies Patent Rights or Know-How Covering or relating to RNAi or oligonucleotide platform technologies Controlled by a Third Party that would be necessary or reasonably useful for inhibition, disruption or modulation of mRNA in Collaboration Targets, then Dicerna shall so notify Novo and the Parties shall coordinate in good faith the negotiation of [* * *] agreements in order to facilitate Novo having access to such technology, which may be through an agreement directly between Novo and such Third Party. Any payments made by Novo to obtain such access shall be deductible as contemplated under Section 8.6.3(b).
8.    FINANCIAL PROVISIONS
8.1    Upfront Payment; Escrow.
8.1.1    In consideration for the rights granted to Novo pursuant to this Agreement and Dicerna’s performance of its obligations hereunder, including but not limited to, license grants under the Licensed Technology and Research and Development services, Dicerna shall invoice Novo and Novo shall deposit with the Escrow Agent in a non-interest bearing account a one-time upfront payment of One Hundred Seventy-Five Million U.S. Dollars (USD $175,000,000) (the “Upfront Payment”). Novo shall make such deposit to the Escrow Agent within [* * *] following the Effective Date, the payment of which to Dicerna shall be governed by this Section 8.1. Dicerna has provided an estimate for Research and Development services of [* * *] per Collaboration Target to achieve Proof of Principle and the Parties estimate that approximately [* * *] Collaboration Targets will be the subject to this Agreement. Within [* * *] after the Effective Date, Novo shall identify in writing [* * *] (the “Initial Targets”). Dicerna shall prepare and deliver to Novo a bioinformatics package and mapping plan for at least one of the Initial Targets which if not identified by Novo in such [* * *] period shall be one of the [* * *] Hepatocyte Targets previously cleared by Dicerna by the Gatekeeper (the “Bioinformatics Package and Mapping Plan”). Upon delivery to Novo of the Bioinformatics Package and Mapping Plan, Dicerna shall certify to the Escrow Agent such delivery, whereupon the Escrow Agent shall pay to Dicerna the Upfront Payment, which shall be non-refundable and non-creditable, within [* * *] of such certification. Novo shall execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to assist Dicerna under the foregoing or to otherwise carry out the intent and purposes of this Section 8.1.
8.1.2    In the event the Bioinformatics Package and Mapping Plan is not delivered within [* * *] after the Effective Date, as will be extended for factors outside Dicerna’s reasonable control, the Escrow Agent shall return the Upfront Payment. All costs and expenses associated with the Escrow Agent and Escrow Agreement shall be borne by Dicerna. In the event that the Escrow Agent fails to return the Upfront Payment to Novo as required by this Section 8.1.4, Dicerna shall immediately repay such amount to Novo upon Novo’s demand, and in the event that the Escrow Agent fails to release the Upfront Payment to Dicerna as required by Section 8.1.3, Dicerna shall hold harmless Novo from such failure and the payment of the Upfront Payment to Dicerna shall be deemed to have been made in full by Novo.
8.2    Annual Fee. As additional consideration for the rights granted to Novo pursuant to this Agreement, including license grants under the Licensed Technology, and for Dicerna’s performance of certain obligations hereunder, Novo shall pay to Dicerna Seventy-Five Million U.S. Dollars (USD $75,000,000) to be split into three non-refundable, non-creditable annual payments of Twenty-Five Million U.S. Dollars (USD $25,000,000), provided that Dicerna meets the requirements to deliver the minimum number of Mapped Targets as set forth below. Dicerna shall invoice Novo and Novo shall pay the annual payments within [* * *] of (1) the first anniversary of the Effective Date, if Dicerna has delivered to Novo at least [* * *] Mapped Targets or, if fewer Collaboration Targets are selected by Novo to be Mapped Targets, such fewer number of Mapped Targets, (2) the second anniversary of the Effective Date, if Dicerna has delivered another at least [* * *] (or such fewer additional Collaboration Targets selected by Novo to be Mapped Targets) Mapped Targets in addition to the initial minimum number of Mapped Targets delivered under clause (1) of this Section 8.2 and (3) the third anniversary of the Effective Date, if Dicerna has delivered another at least [* * *] (or such fewer additional Collaboration Targets selected by Novo to be Mapped Targets) Mapped Targets in addition to the initial minimum number of Mapped Targets delivered under clauses (1) and (2) of this Section 8.2. In the event Novo terminates pursuant to Section 14.2 or Dicerna terminates pursuant to Section 14.3, prior to the third anniversary of the Effective Date, then [* * *] of the outstanding, unearned annual payments will become due and payable by Novo to Dicerna.
8.3    Pre-Clinical Milestones; DC Milestones.
8.3.1    Pre-Clinical Milestones. Except for Co-Development Products, which shall not be eligible for milestone payments under this Section 8.3, on a Collaboration Target-by-Collaboration Target (other than Dicerna Orphan Liver Targets) basis, with respect to a Product Directed To the applicable Collaboration Target, within [* * *] after first achievement of either (1) Proof of Principle for the first Product Directed To the first applicable Collaboration Target or (2) Initiation of GLP Tox Studies for the first Product Directed To all subsequent applicable Collaboration Targets (each, a “Pre-Clinical Milestone Event”), Novo shall notify Dicerna and make a [* * *] milestone payment to Dicerna (each, a “Pre-Clinical Milestone Payment”). Such payment shall be non-refundable and non-creditable and due only once for the first Product Directed To the applicable Collaboration Target to achieve the Pre-Clinical Milestone Event regardless of the repeated achievement of the Pre-Clinical Milestone Event by the same Product, irrespective of how many indications for which the Product is Developed or Commercialized. For the avoidance of doubt, if any Pre-Clinical Milestone Payment is made with respect to a particular Product, such Pre-Clinical Milestone Payment will not be due for any other Product hereunder that is Directed To the same Target as such Product.
8.3.2    DC Milestones. If at least [* * *] Compounds achieve Proof of Principle and are nominated as Development Candidates as contemplated under Section 2.2, then for each subsequent Compounds that achieves Proof of Principle and is nominated as a Development Candidate (i.e., for the [* * *] and subsequent such Compounds), Novo shall make a first [* * *]) milestone payment to Dicerna upon such achievement and nomination and a second [* * *] milestone payment to Dicerna upon the first dosing of a patient in a Phase 1 Clinical Trial with such Compound. Such payments shall be non-refundable and non-creditable.
8.4    Development and Regulatory Milestones. Except for Co-Development Products, which shall not be eligible for milestone payments under this Section 8.4, on a Collaboration Target-by-Collaboration Target (other than Dicerna Orphan Liver Targets) basis, within [* * *] after first achievement of each milestone set forth in the table below by Novo, its Affiliate or sublicensee of Novo’s rights with respect to the first Product Directed To the applicable Collaboration Target (each, a “Development and Regulatory Milestone Event”), Novo shall notify Dicerna and make the corresponding milestone payment to Dicerna (each, a “Development and Regulatory Milestone Payment”). Such payment shall be non-refundable and non-creditable and [* * *].

	Development and Regulatory Milestone Events	Development and Regulatory Milestone Payments
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]

8.5    Commercialization Milestones. Subject to Sections 2.3.2 and 5.4, except for Co-Development Products, which shall not be eligible for milestone payments under this Section 8.5 if such Products are designated as Co-Development Products, on a Collaboration Target-by-Collaboration Target basis, within [* * *] after the end of the [* * *] in which each milestone event set forth in the table below is first achieved by Novo, its Affiliate or its sublicensee (unless Dicerna or its Affiliate is the sublicensee) of Novo’s rights with respect to the first Product Directed To the applicable Collaboration Target (each, a “Commercial Milestone Event”), Novo shall notify Dicerna and make the corresponding, non-refundable (except as set forth in Section 5.4), non-creditable milestone payment to Dicerna (each, a “Commercial Milestone Payment”):

	Commercial Milestone Events	Commercial Milestone Payments
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
	[* * *]	[* * *]

The Commercial Milestone Payment shall be payable only once, irrespective of how many indications for which the first Product is Developed or Commercialized. For the avoidance of doubt, if any Commercial Milestone Payment is made with respect to a particular Product, such Commercial Milestone Payment shall be payable for any other Product hereunder that is Directed To the same Target as such Product.

8.6    Royalties.
8.6.1    Royalty Payments. Subject to Sections 2.3.2, 2.3.3, 3.3 and 5.4, except for Co-Development Products, which shall not be eligible for royalties under this Section 8.6 if such Products are designated as Co-Development Products, on a Product-by-Product basis, within [* * *] after the end of each Calendar Year during the Royalty Term, Novo shall pay Dicerna a royalty on only that portion of Net Sales of a Product as designated below and at the rates set forth below (each such royalty payment, a “Royalty”):

Annual Worldwide Net Sales on a Product-by-Product basis	Royalty Rate
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

8.6.2    Royalty Term. The Royalty will be payable on a country-by-country and Product-by-Product basis from First Commercial Sale of the Product in such country and shall terminate upon the latest of: (a) such Product no longer being Covered by at least one Effective

Patent Claim in such country that is either (1) Controlled by Dicerna or one of its Affiliates as of the Signing Date or (2) Controlled by Dicerna or one of its Affiliates only after the Signing Date and claiming an Invention conceived by Dicerna or one of its Affiliates that is a GalXC Patent or a Product-Specific Patent; (b) the expiration of New Chemical Entity Regulatory Exclusivity granted to such Product, but no longer than [* * *] from such grant; and (c) [* * *] after the First Commercial Sale of such Product in such country (the “Royalty Term”), in each case subject to Section 8.6.3. For the avoidance of doubt, any Patent Rights Covering Improvements to GalXC Platform IP that are discovered, conceived or otherwise generated solely by Novo and assigned to Dicerna under Section 10.4 are not within the scope of the Effective Patent Claims described in the foregoing Section 8.6.2(a), and no Royalties will be payable by Novo with respect to any such Patent Rights.
8.6.3    Royalty Step-Downs. The Royalties under Section 8.6.1 shall be reduced by the following step-down provisions:
(a)    Effective Patent Claims.
(i)    Notwithstanding Section 8.6.1, on a country-by-country and Product-by-Product basis, if at the time of or after the First Commercial Sale of a particular Product in a country or anytime thereafter, such Product is not Covered by one or more Effective Patent Claims in such country, then the Royalty at which Novo is required to pay during the Royalty Term to Dicerna on the Net Sales of such Product in such country shall be reduced by [* * *] of the Royalty rate set forth in Section 8.6.1 for the rest of the Royalty Term.
(ii)    Notwithstanding Section 8.6.1, on a country-by-country and Product-by-Product basis, if at the time of or after the First Commercial Sale of a particular Product in a country or anytime thereafter, either (A) such Product is not Covered by one or more Effective Patent Claims of Product-Specific Patents but is Covered by one or more Effective Patent Claims in other Licensed Patent Rights in such country or (B) such Product is not Covered by any issued Effective Patent Claim but is Covered by a pending Effective Patent Claim, then the Royalty at which Novo is required to pay during the Royalty Term to Dicerna on the Net Sales of such Product in such country shall be reduced by [* * *] to [* * *] of the Royalty rate set forth in Section 8.6.1 for the rest of the Royalty Term.
(b)    Third Party Payments – Anti-Stacking. If Novo reasonably determines that Novo and/or its Affiliates or sublicensees need to acquire a Third Party’s Patent Rights (excluding Patent Rights solely claiming methods of Manufacture) or obtain a license under a Third Party’s Patent Rights in order to avoid infringement of such Patent Rights (including a patent of an Acquirer that is not part of the Licensed Patents) in order to Research, Develop or Commercialize a Compound or Product in a particular country or in the event that Novo makes any payments to Dicerna or a Third Party as contemplated under Sections 7.8, then Novo shall have the right to deduct [* * *] of all payments due from Novo and/or its

Affiliates or sublicensees under the applicable agreement with the Third Party and all such payments as contemplated under Section 7.8 from the payments owed to Dicerna under Sections 8.3 through 8.5 and the Royalty owing to Dicerna during the applicable period for the such Product under Section 8.6.1, as applicable, subject to the Royalty reduction floor as set forth in Section 8.6.3(d).
(c)    Generic Competition. On a country-by-country and Product-by-Product basis, if Generic Products reach a market share, on a unit basis, equal to or higher than [* * *] of the aggregate units of such Generic Products and a Product containing a GalXC Molecule Directed To the same Collaboration Target as such Generic Products sold in any country during any [* * *], then Novo’s obligation to pay Royalties to Dicerna for the applicable Product in the applicable country under Section 8.6.1 shall be reduced by [* * *] beginning with such [* * *]. On a country-by-country and Product-by-Product basis, if Generic Products reach a market share, on a unit basis, equal to or higher than [* * *] of the aggregate units of such Generic GalXC Products and a Product containing a GalXC Molecule Directed To the same Collaboration Target as such Generic GalXC Products sold in any country during any [* * *], then Novo’s obligation to pay Royalties to Dicerna for the applicable Product in the applicable country shall terminate and be of no further force or effect for and after such [* * *], at which point the Royalty Term for that Product shall also be considered terminated in that country. For purposes of the foregoing royalty reductions, unit sales shall be determined by reference to applicable sales data obtained from IQVIA or from such other source for such sales data as may be agreed by the Parties; provided that if applicable sales data is not available from IQVIA and the Parties are unable to agree on an alternative data source, Novo may determine a reasonable alternative data source after consultation with the JSC, which reasonable alternative shall be a well-established data source widely used in the pharmaceutical industry.
(a)    Limit on Royalty Reductions. In no event shall the Royalties owed under Section 8.6.1, with respect to a Product in a country, be reduced by operation of Sections 8.6.3(a) or 8.6.3(b) by more than an aggregate of [* * *] of what would otherwise be owed under the table set forth in Section 8.6.1 with respect to such Product in such country. To the extent that the reductions under Sections 8.6.3(a) or 8.6.3(b) would, but for the limitation in the foregoing sentence, result in a Royalty that would be less than [* * *] of what would otherwise be owed, the difference between such lower Royalty and the Royalty payable due to the forgoing limitation shall be carried forward and deducted against any and all subsequent payments due to Dicerna from Novo hereunder until the end of the Royalty Term. For the avoidance of doubt, the foregoing limitation on reductions does not affect Section 8.6.3(c), and any reduction under Section 8.6.3(c) shall be made net of any reductions made pursuant to Sections 8.6.3(a) and 8.6.3(b) (e.g., if the maximum reduction of [* * *] is reached under Sections 8.6.3(a) and 8.6.3(b) and the reduction of [* * *] in Section 8.6.3(c) is also reached, the net Royalty will be [* * *] of what would otherwise be owed).

8.1    Co-Development Programs. With respect to Co-Development Products, the Parties shall share in costs, profits and losses as described under Section 5.4 and Exhibit F.
9.    REPORTS AND PAYMENT TERMS
9.1    Net Sales Reports and Royalties Due. During the Royalty Term, Novo shall furnish to Dicerna a written report for each [* * *] showing the global Net Sales by Product, except for Co-Development Products, sold by Novo, its Affiliate or sublicensee during the reporting [* * *], the Royalties payable under this Agreement and whether a Commercial Milestone Event has been achieved in sufficient detail to allow Dicerna to verify the amount of Royalties or Commercial Milestone Payments paid by Novo with respect to such Calendar Quarter, including on a Product-by-Product basis, the Net Sales of each Product, and the Royalties (in USD) payable and in total for all Products. Reports shall be due no later than [* * *] following the end of each Calendar Quarter. Royalties shown to have accrued by each report provided under this Section 9.1 and any Commercial Milestone Payment achieved in such Calendar Quarter shall be due and payable on the date such report is due.
9.1    Payment Currency / Exchange Rate. All payments to be made by Novo to Dicerna under this Agreement shall be made in USD. Payments to Dicerna shall be made by electronic wire transfer of immediately available funds to the account of Dicerna, as designated in writing to Novo. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in accordance with Section V of Exhibit F.
9.1    Novo Nordisk Invoicing Instructions. Any payment payable by Novo under this Agreement, including payments under Sections 4.4.2, 5.4.2, 5.4.3, 8.1, 8.2, 8.3, 8.4, 8.5 and 8.6, is subject to receipt by Novo of an invoice prepared in accordance with the Novo Nordisk Invoicing Instructions set forth in Exhibit C.
9.1    Taxes.
Each Party shall be responsible for the payment of all income and other taxes (including interest) (“Taxes”) imposed on its own income arising under this Agreement.
9.1.1    If Applicable Laws require the withholding of Taxes by either Party or its Affiliates, such Taxes shall be retained by the Party making such payment (the “Payor”) as required by such Applicable Law from such remittable royalty or other payment and shall be timely remitted by the Payor to the proper tax authorities on behalf of the Party with respect to which such deduction and withholding was made (the “Payee”); provided, however, that notwithstanding anything in this Agreement to the contrary, if Novo’s assignment of this Agreement leads to the imposition of any additional withholding Tax liability on Dicerna that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, Novo will indemnify and hold harmless Dicerna from any such additional or increased withholding Tax liability (except to the extent that Dicerna or any of its Affiliates can reclaim it, provided that Dicerna will be reimbursed for any reasonable out of pocket costs incurred in the reclaim). If Dicerna’s assignment of this Agreement leads to a requirement for Novo to withhold any additional Tax, the imposition of any additional withholding Tax liability that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, Dicerna will be liable for such additional or increased withholding Tax and indemnify and hold Novo harmless from any such additional or increased withholding tax liability (except to the extent that Novo or any of its Affiliates can reclaim it, provided that Novo will be reimbursed for any reasonable out of pocket costs incurred in the reclaim). The Parties shall cooperate and exercise their reasonable best efforts to ensure that any such withholding Taxes are mitigated or reduced to the extent possible under the provisions of any Applicable Law, and shall provide Payee reasonable assistance (including the provision of any Tax forms and other information) in order to allow Payee to obtain the benefit of any present or future treaty against double taxation or exemption from refund or reduction in Taxes which may apply to such payments. To the extent that a Party is required to deduct and withhold Taxes on any such payment pursuant to this Section 9.4, such Party will provide the Payee with written notice of the required withholding as promptly as reasonably practical (and in any event, no later than [* * *]) prior to making such payment. To the extent such amounts are so deducted and withheld and timely remitted to the relevant tax authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Payor shall promptly (as available) submit to the Payee appropriate proof of payment of the withheld Taxes as well as the official receipts sufficient to enable the Payee to claim credits for such payments of Taxes.
9.1.2    Novo shall use reasonable efforts to obtain and deliver to Dicerna on an annual basis and within [* * *] of Dicerna’s request to provide, information as reasonably requested by Dicerna that is sufficient to meet any documentation requirements imposed by regulations issued under Section 250 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), for the treatment of an appropriate portion of such amounts as “foreign-derived deduction eligible income” within the meaning of Section 250 of the Internal Revenue Code and the regulations thereunder. Novo shall not be required to deliver such information which Novo reasonably deems sensitive or which would be unlawful according to Danish or U.S. law. Dicerna shall compensate Novo for any internal and external costs associated with obtaining and delivering the information to Dicerna.
9.1.3    The Parties intend that this Agreement will not be treated as a partnership or joint venture for United States federal and state tax purposes, and each Party will file all tax returns and will otherwise take all tax reporting positions in a manner consistent with such treatment.
9.1.4    It is understood and agreed between the Parties that any payments made by any Party under this Agreement are exclusive of any value added tax (“VAT”) or similar Tax imposed upon such payments. Where VAT is properly added to a payment made under this Agreement, the paying Party will pay the amount of VAT only on receipt of a valid Tax invoice issued in accordance with Applicable Law.
9.2    Audit Rights (Financial).
9.2.1    [* * *].
9.2.2    [* * *].
1.    INTELLECTUAL PROPERTY RIGHTS

1.1    Disclosure of Inventions. [* * *].
1.2    Notification of Issuance. Novo and Dicerna shall each promptly notify the other in writing of any issuance of each patent included in the Licensed Patent Rights or Joint Patent Rights of which they become aware via the Patent Working Group.
1.3    Novo Background IP. [* * *].
1.4    Dicerna Background IP. As between the Parties, Dicerna shall own and Control all right, title and interest in and to all Patent Rights or Know-How Controlled by Dicerna and existing as of or before the Effective Date, including any GalXC Platform IP, or generated or acquired outside the scope of the R&D Program and this Agreement, and shall own any Improvements to any of the foregoing made by Dicerna or an Affiliate of Dicerna and any Improvements to GalXC Platform IP made by Novo or an Affiliate of Novo generated in connection with this Agreement, but excluding Novo Product Patents, Product-Specific Patents and Product-Specific Know-How (“Dicerna Background IP”). Novo hereby assigns and agrees to assign to Dicerna all right, title and interest in and to any Improvements to GalXC Platform IP, that are discovered, conceived or otherwise generated by Novo in connection with the R&D Program or otherwise under the Agreement. For purposes of clarity, (1) Improvements to GalXC Platform IP do not constitute Joint Patent Rights and (2) Joint Patent Rights do not constitute Improvements to GalXC Platform IP. If the Parties determine by mutual agreement that any Novo Know-How shall necessarily be contributed to the development of the GalXC Platform, the Parties shall develop a mutually acceptable strategy for prosecution of any Patent Rights directed to such Novo Know-How through a joint patent process via the Patent Working Group, prior to contributing such Novo Know-How to the GalXC Platform.
1.5    Program Inventions; Joint Inventions.
1.5.1    Ownership. [* * *].
1.5.2    Exploitation[* * *].
1.5.3    Assignment and Transfer of Interests in Joint Inventions. [* * *].
1.6    Cooperation. Each Party represents and covenants that all of such Party’s employee(s), contractor(s) and agent(s) are or will be obligated under a binding written agreement or otherwise to assign to such Party all Program Inventions made or conceived by such employee(s), contractor(s) or other agent(s) in connection with this Agreement. The Parties shall cooperate to file, prosecute, and maintain Joint Inventions and Joint Patent Rights as may reasonably be needed.
1.7    Filing, Prosecution, Enforcement and Defense.
1.7.1    GalXC Patents and Dicerna Background IP. [* * *].
1.7.2    Product-Specific Patents. [* * *].
1.7.1    Joint Patent Rights. [* * *].

1.7.2    Abandonment of Patent Rights. If either Party elects to cease the filing, prosecution, maintenance and/or defense of a Patent Right for which Dicerna or Novo, as applicable, is in control of the filing, prosecution, maintenance and/or defense of Product-Specific Patents pursuant to Section 10.7.2 or Joint Patent Rights pursuant to Section 10.7.3 in any country of the Territory, the abandoning Party shall provide the other Party with written notice promptly following its decision to abandon the filing, prosecution, maintenance and/or defense of such Patent Right, but in no event later than [* * *] before the next relevant deadline relating to or any public disclosure of the relevant Patent Right. In such event, the abandoning Party shall permit the other Party, at such other Party’s sole discretion, to take over or continue, as the case may be, the filing, prosecution, maintenance and defense of such abandoned Patent Right on behalf of and in the name of the abandoning Party, but at the other Party’s own expense. If the other Party elects to take over and continue such filing, prosecution, maintenance or defense, the abandoning Party shall execute such documents and perform such acts, at the other Party’s expense, as may be reasonably necessary to permit the other Party to take over and continue the filing, prosecution, maintenance and/or defense of such abandoned Patent Right on behalf and in the name of the abandoning Party and at the other Party’s own expense. For the avoidance of doubt, the abandoning Party shall remain the owner of the abandoned Patent Right(s) but shall have no further say in the filing, prosecution, maintenance and defense of such abandoned Patent Right(s); provided, however, that the other Party shall timely inform the abandoning Party if it too decides to finally abandon the respective Patent Right, in which event the abandoning Party shall have the right to re-assume sole responsibility for ongoing prosecution, maintenance and defense of such abandoned Patent Right in accordance with this Section 10.7.4. Notwithstanding the foregoing, if Novo determines, in its sole discretion following good faith discussions with Dicerna, that any such abandonment is necessary to avoid detrimental effect to any Product-Specific Patent or Joint Patent Right, then, subject to Sections 10.7.2 and 10.7.3, Dicerna shall have no right pursuant to this Section 10.7.4 to elect to take over and continue the filing, prosecution, maintenance or defense of such Product-Specific Patent or Joint Patent Right.
1.7.3    Notification of Infringement. Novo and Dicerna shall each promptly notify the other in writing of any alleged or threatened infringement of the Licensed Patent Rights or Joint Patent Rights of which they become aware (each, an “Action”), and the prosecution and enforcement of such alleged or threatened infringement of the Licensed Patent Rights or Joint Patent Rights shall be done in accordance with this Section 10.7.
1.7.4    Control of Enforcement Actions. The Party specified in this Section 10.7 as having control over enforcement of particular Patent Rights alleged or threatened to be infringed in an Action (the “Initial Party”) may commence litigation with respect to the alleged or threatened infringement at its own expense or otherwise seek to handle such Action. If the Initial Party elects, in its sole discretion, to handle such an Action, the Initial Party shall control such Action, and the Initial Party may enter into settlements, stipulated judgments or other arrangements respecting such infringement; provided, however, the Initial Party shall not take any action, including legal action, settle or make any agreement that adversely affects the other Party’s rights or interests, including any settlement or agreement which admits or concedes that any aspect of any of the Joint Patent Rights or Licensed Technology is invalid or unenforceable or which adversely affects the scope of any of the Joint Patent Rights or Licensed Technology (in cases where Dicerna is the Initial Party) or Licensed Technology (in cases where Novo is the Initial Party), without the prior written consent of the other Party. The Initial Party shall keep the other Party reasonably apprised of the progress of any such Action. The other Party may, at its option and sole expense, be represented by counsel of its choice, but all other expenses associated with any such Action shall be at the sole expense of the Initial Party. In the event that the Initial Party does not commence litigation or otherwise address an Action within [* * *] following the date on which Novo or Dicerna (as applicable) notifies the other Party of any alleged or threatened infringement of the Licensed Patent Rights or Joint Patent Rights of which they become aware pursuant to Section 10.7.5, the other Party may do so, at the other Party’s expense; provided, however, that: [* * *]. Notwithstanding the foregoing, if an Action involves Product-Specific Patents, Novo may determine whether or not to enforce such Product-Specific Patents in its sole discretion; provided that Novo shall not enforce such Product-Specific Patents except against infringing Competing GalXC Products. In any Action, (a) the Party not in control of enforcing such Action will reasonably cooperate with the enforcing Party, including, if required to bring such action, the furnishing of a power of attorney, and (b) any damages or other recovery, including compensatory and other non-compensatory damages or recovery actually received from a Third Party, shall first be used to reimburse the Parties for their respective reasonable costs and expenses incurred in connection with such Action. Any remaining recovery shall be paid to Novo and [* * *].
1.7.5    Patent Term Extension. The Parties shall consult with and cooperate and coordinate with each other in obtaining patent term extensions or supplemental protection certificates and the like with respect to the Licensed Patent Rights, in each country and region where it is possible to do so. Novo will elect whether to pursue patent term extensions or supplemental protection certificates [* * *] and Dicerna agrees to abide by such election. Any request by Novo to pursue patent term extensions or supplemental protection certificates [* * *] shall not unreasonably be refused by Dicerna. Dicerna shall provide prompt and reasonable assistance, as requested by Novo, at Novo’s reasonable, pre-approved expense, including by taking such action as may be required of the patent holder under any Applicable Laws to obtain such patent extension or supplementary protection certificate.
1.7.1    Patent Listing. Novo will promptly, accurately and completely list, with the applicable Regulatory Authorities during the Term, all applicable [* * *] for a Product. Prior to such listings, the Parties will meet, through the JSC, to evaluate and identify all applicable Patent Rights. Notwithstanding the preceding sentence, Novo will retain final decision-making authority as to the listing of all applicable [* * *].
1.7.2    Filing Countries. [* * *].
1.8    Management of Novo Background Patents. Novo shall have sole responsibility for and control over the filing, prosecution, maintenance and enforcement of the Novo Patents (other than the Joint Patent Rights), at Novo’s sole expense.
1.9    Product Infringement. [* * *].
1.10    Product Trademarks. Novo will be free, in its sole discretion, to use and to register in any trademark office in the Territory any trademark for use with a Product; provided, that nothing herein shall grant Novo any right to use any trademark Controlled by Dicerna and/or its Affiliates.

Subject to the foregoing, Novo shall have the right to select, and shall own all right, title and interest in and to, any such trademark relating to a Product that it selects during and after the Term. Upon Dicerna’s request, Novo shall recognize Dicerna in a press release associated with the Regulatory Approval of any Product.
1.1    Inventorship and Title. Inventorship of inventions shall be determined in accordance with the patent laws of the United States.
1.2    Invention Disclosure and Recordkeeping. Each Party shall use its established policies to ensure that all inventions shall be documented by employees and consultants conducting research subject to this Agreement, in a way that makes clear: (a) the identity of each individual involved in any particular experimental result and the identity of each individual creating any document concerning the research; (b) the date that each particular experiment was executed; and, (c) the date each experimental result was recorded.
1.3    Consultation on Program Inventions. Neither Party will knowingly and intentionally take an action that could reasonably be expected to give rise to a declaratory judgment action seeking nullity of a Program Invention without consulting the other Party. However, if any Program Invention, other than a Product-Specific Patent, becomes the subject of a legal action or claim seeking declaratory relief, revocation or nullity of Program Invention, or is subject to an interference, inter partes re-examination, opposition or similar proceeding with regard to a Program Invention, the Parties shall promptly consult with one another concerning the defense of such action, claim or proceeding.
2.    CONFIDENTIALITY
2.1    Duty of Confidence. During the Term and for [* * *] thereafter, all Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the disclosing Party. The recipient Party may only use Confidential Information of the other Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and actual and potential sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information substantially as protective as the confidentiality provisions of this Agreement as they apply to the recipient Party.
2.2    Exceptions. The obligations under this Article 11 shall not apply to any information to the extent the recipient Party can demonstrate by competent written evidence that such information:
(a)    is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b)    was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party;
(c)    is disclosed to the recipient Party or an Affiliate by a Third Party on a non-confidential basis that is entitled to disclose it without breaching any confidentiality obligation with respect to such information; or
(d)    is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.
2.3    Authorized Disclosures. Subject to this Section 11.3, the recipient Party may disclose Confidential Information (including the Agreement) belonging to the other Party as follows:
2.3.1    if such disclosure is deemed necessary by counsel to the recipient Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations substantially as protective as the confidentiality provisions of this Agreement as they apply to the recipient Party.
2.3.2    to governmental or other regulatory agencies in order to obtain and maintain Patent Rights consistent with Article 10, but provided that such disclosure may be only to the extent reasonably necessary to obtain and maintain Patent Rights.
2.3.3    to governmental or other regulatory agencies by (a) Novo or a Novo Affiliate, licensee or sublicensee to gain or maintain approval to conduct Clinical Trials for a Product, to obtain and maintain Marketing Authorization or to otherwise Research, Develop and Commercialize Products, or (b) Dicerna or a Dicerna Affiliate, licensee or sublicensee to gain or maintain approval to conduct Clinical Trials for a Returned Compound or Product, to obtain and maintain Marketing Authorization or to otherwise Research Develop and Commercialize Returned Compounds and Products, but provided, in each case, that such disclosure may be only to the extent reasonably necessary to obtain or maintain Marketing Authorizations.
2.3.4    to the extent required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations.
2.3.5    if the recipient Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 11, in which case such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 11.3 shall, provided that such disclosure to the extent possible does not cause such Confidential Information to become known to the public or become part of the public domain, remain otherwise subject to the confidentiality and non-use provisions of this Article 11, and the Party disclosing Confidential Information as permitted by this Section 11.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information. For matters subject to this Section 11.3.5 and Section 11.5, Section 11.5 shall control.
2.3.6    if the recipient Party is required to make a disclosure by Law, regulation or legal process, including by the rules or regulations of any tax authority, the United States Securities and Exchange Commission, or any other similar regulatory agencies in a country other than the United States or of any stock exchange or other securities trading institution. In such event, a Party disclosing Confidential Information of the other Party under this Section 11.3.6 shall disclose only such Confidential Information of such other Party as is required to be disclosed.
2.4    Performance; Regulatory Approvals. The Parties expressly agree that Novo shall have access to, and may submit, Confidential Information of Dicerna to any Regulatory Authority to the extent necessary for obtaining Regulatory Approvals for Products in the Field, and otherwise disclose Confidential Information concerning Collaboration Targets, Compounds and Products as it reasonably deems necessary or desirable in connection with Novo’s exercise of its rights and performance of its obligations under this Agreement consistent with Novo’s usual practices for protecting and disclosing confidential information relating to its products. The Parties expressly agree that Dicerna may submit Confidential Information of Novo to any Regulatory Authority to the extent necessary for obtaining Regulatory Approvals for Returned Compounds and Products in the Field. Confidential Information that is disclosed as permitted by this Section 11.4 shall, provided that such disclosure to the extent possible does not cause such Confidential Information to become known to the public or become part of the public domain, remain otherwise subject to the confidentiality and non-use provisions of Article 11, and the Party disclosing Confidential Information as permitted by this Section 11.4 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.
2.5    Disclosure of Agreement. This Agreement and the terms herein shall be considered the Confidential Information of each of the Parties and shall be treated confidentially by each of the Parties, except that either Party or its Affiliates may disclose the terms of this Agreement:
(a) to the extent required or advisable to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory, provided that such Party shall submit a confidential treatment request in connection with such disclosure and shall submit with such confidential treatment request only such redacted form of this Agreement as may be mutually agreed in writing by the Parties;
(b) to external counsel to bona fide prospective Acquirers who would only have access on a need-to-know basis, in a secure data room (which would contain documents that are water-marked and accessible on a time-stamped basis) following agreement on all material terms of the prospective transaction and would be restricted from sharing the terms with such counsel’s client, provided that, either Party may disclose an unredacted form of this Agreement (including the foregoing information regarding Targets and payments) to the senior management of such prospective Acquirers, but only at such time as (x) the Party wishing to so disclose such information certifies in writing to the other Party that such Party reasonably and in good faith believes, that it has reached agreement on all substantial economic terms and that it will execute a definitive agreement with respect to the proposed transaction within the following [* * *] and (y) the prospective Acquirer has executed a non-disclosure agreement restricting it to use such terms solely for purposes of evaluating the potential acquisition, restricting access to such individuals as may need to know the information for such evaluation, and strictly prohibiting disclosure of such terms by the prospective Acquirer;
(c) upon request from a Governmental Authority (such as tax authorities), provided the disclosing Party uses reasonable efforts to ensure the Governmental Authority maintains such terms as confidential;
(d) to applicable licensors, to the extent necessary to comply with the terms of any Third Party license agreement, the rights under which are sublicensed to the other Party under this Agreement; and,
(e) to the extent necessary to perform obligations or exercise rights under this Agreement, any sublicensee, collaborator or potential sublicensee or potential collaborator of such Party, provided that (i) any sublicensee, collaborator or potential sublicensee or collaborator agree in writing to be bound by obligations of confidentiality and non-use no less protective of the disclosing Party than those set forth in this Agreement; and (ii) the financial terms of this Agreement shall be redacted from any such disclosure of the terms of this Agreement.
2.6    Breaches of Confidentiality; Assistance in Respect of Same. The recipient Party shall promptly notify the disclosing Party if the recipient Party becomes aware of any breach of confidence or unauthorized use by any Person to whom the recipient Party has disclosed any Confidential Information. The recipient Party shall give the disclosing Party all reasonable assistance in connection with any action, demand, claim or proceeding that the disclosing Party may institute against any such person in respect of such disclosure.
2.7    Security. Each Party will make reasonable efforts concerning collection, use, analysis, retention, storage, protection, security, transfer, disclosure, disposal, and other processing of Novo Confidential Information will comply with, and will not violate, any (i) contractual obligation of the Party, (ii) any applicable laws, rules or regulations, including those relating to privacy and best practice (based on the size and scope of the applicable Party) data security, and/or (iii) internal or external written policy or privacy statement of such Party. Each Party has made Commercially Reasonable Efforts to implement and maintain reasonable administrative, physical, organizational, and technical safeguards sufficient to protect the Confidential Information processed by it, and such safeguards take into account the state of the art, are sufficient for the risks posed to the other Party’s’ Confidential Information. Each Party will notify the other Party as soon as possible after discovery of any unauthorized access to, or unpermitted or inappropriate use or disclosure of, the other Party’s Confidential Information. Dicerna shall permit Novo to audit on reasonable notice and no more often than [* * *], under customary confidentiality obligations, of its compliance with the foregoing industry standard information technology requirements, to be conducted by Novo or Third Party experts appointed by Novo.
3.    PUBLICATIONS AND PUBLICITY

3.1    Publications. Notwithstanding anything to the contrary in this Agreement, Novo shall have the right to publish the results of the R&D Program with respect to the Products, provided that any such publication shall be subject to the prior review of Dicerna and shall be provided at least [* * *] prior to its submission for publication. Dicerna will use diligent efforts to complete its review at least [* * *] prior to the intended publication date. Novo shall: (a) delete from such publication any of Dicerna’s Confidential Information; or, (b) upon a determination that such publication includes patentable material, delay the submission of such publication or presentation for an additional period of up to [* * *] in order to allow the appropriate Party to pursue patent protection.
3.2    Publicity. The Parties have mutually approved a press release attached hereto as Exhibit D with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press release. Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities under the R&D Program conducted hereunder without the prior written consent of the other Party; provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system subject to the restrictions set forth in Sections 11.3 and 11.5. In the event that Dicerna desires to make a public announcement regarding the achievement of any milestone event under Section 8.4 or Section 8.5, to the extent reasonably practicable, Dicerna will provide Novo with no less than [* * *] in which to review and approve such announcement, such approval not to be unreasonably withheld, conditioned or delayed.
4.    HSR FILINGS AND CLOSING
4.1    HSR Filings. Promptly after the execution of this Agreement, both Parties shall file the appropriate notices with respect to the transactions contemplated hereby as promptly as reasonably practicable with the United States Federal Trade Commission (“FTC”) and Department of Justice (“DOJ”) under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”). Each of the Parties shall promptly supply the other with any information that may reasonably be required in order to effectuate the filings under the HSR Act. Each of the Parties shall notify the other promptly upon receipt from the FTC or DOJ in connection with any filing made under the HSR Act and of any request for amendments or supplements to any such filings or of any communications with, and any other inquiries or requests for additional information from, the FTC and DOJ. Each Party shall comply promptly, in accordance with advice received from counsel, as appropriate, with any such inquiry or request, provided, however, that neither Party shall be required to consent to the divestiture or other disposition of any of its assets or the assets of its Affiliates or to consent to any other structural or conduct remedy, and each Party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of the FTC or DOJ or any Third Party with respect to the transactions contemplated by this Agreement. Each Party shall be responsible for paying its own costs and expenses (including legal and consultants’ fees) incurred in connection with obtaining clearance of the transactions contemplated hereby from the FTC and the DOJ, except that Novo will pay the filing fees incurred by both Parties in connection with the filings required pursuant to the HSR Act. The Effective Date shall not be deemed to have occurred and this Agreement (other than this Article 13 and Articles 1, 11, 16 and

19 and Sections 2.4, 2.5 and 17.4) shall not be effective until the HSR Clearance Date. As used herein, the “HSR Clearance Date” means the earlier of (i) the date on which the FTC or DOJ shall notify the Parties of early termination of the waiting period under the HSR Act or (ii) the date on which the applicable waiting period under the HSR Act expires; provided, however, that if the FTC or DOJ commences any investigation by means of a second request or otherwise, HSR Clearance Date means the date on which any investigation opened by the FTC or DOJ has been terminated, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States. Notwithstanding any other provisions of this Agreement to the contrary, either Party may terminate this Agreement effective upon Notice to the other Party if the HSR Clearance Date has not occurred on or before the date that is [* * *] after the Parties make their respective HSR filings.
4.2    Conduct Pending HSR Clearance Date. Between the date of execution of this Agreement and the earlier of the Effective Date or the date of termination, each Party shall conduct its business with respect to the intellectual property rights granted hereunder in the ordinary course, and it will refrain from taking any action or omitting to take any action that would have the effect of restricting or impairing the rights to be granted to either Party hereunder or preventing either Party’s ability to perform its obligations under this Agreement.
5.    TERM AND TERMINATION
5.1    Term. Subject to Article 13, the term of this Agreement (the “Term”) will commence on the Signing Date (provided that this Agreement shall not become effective until the Effective Date, except as otherwise set forth in Section 13.1) and (subject to earlier termination in accordance with Section 14.3 or Section 14.2) will expire on a Product-by-Product (other than a Co-Development Product) basis upon the expiration of the Royalty Term for such Product. Upon expiration (but not earlier termination) of this Agreement with respect to a Product (other than a Co-Development Product), all rights and licenses granted to Novo hereunder shall become fully paid-up, royalty-free, perpetual and irrevocable with respect to such Product. The Term of this Agreement shall terminate on a Co-Development Product-by-Co-Development Product basis as set forth in Section 14.2.2.
5.2    Voluntary Termination.
5.2.1    Novo has the right to terminate the Agreement in its entirety or on a Collaboration Target-by-Collaboration Target, Compound-by-Compound, Product-by Product, or (with respect to Co-Development Products Directed to Collaboration Targets pursuant to Novo’s exercise of its option under Section 2.3.2 or Section 3.3) Co-Development Product-by-Co-Development Product basis, without cause and in its sole discretion upon [* * *] prior written notice to Dicerna.
5.2.2    On or after the expiration of the Royalty Term that would have been applicable to a Co-Development Product if it had continued as a Royalty-bearing Product, either Party may terminate this Agreement with respect to such Co-Development Product upon written notice to the other Party. In such event, rights to such Co-Development Product shall revert to the non-terminating Party such that (1) if the non-terminating Party is Dicerna, the Co-Development Product shall constitute a Returned Compound and Product under Sections 15.2.2 and 15.2.3, and (2) if the non-terminating Party is Novo, the provisions of Sections 15.2.2 and 15.2.3 shall apply to the benefit of Novo to the same extent that they are specified to apply to the benefit of Dicerna and Dicerna shall have the same obligations that Novo is specified as having, mutatis mutandis, provided that the exclusive license Novo receives under Section 15.2.3 shall be under all of the Licensed Technology and no negotiation is required in order for Novo to receive such license. Notwithstanding the foregoing, the royalties specified under Section 15.2.4 shall not apply to such reverted Co-Development Product. The Parties shall negotiate in good faith the royalties that will be payable by the non-terminating Party with respect to the reverted Co-Development Product. If the Parties are unable to agree on such royalties within [* * *] of the termination, then, at the request of either Party, the dispute shall be decided by binding arbitration as specified in Section 19.6 with the following modifications: there shall be only a single arbitrator, and within [* * *] after selection of the arbitrator, each Party shall submit to the arbitrator, and exchange with the other Party in accordance with a procedure to be established by the arbitrator, its case and proposal for a post-termination royalty structure applicable to the reverted Co-Development Product. Within [* * *] after receiving each Party’s case and proposal, the arbitrators shall select, in its entirety and without modification, solely [* * *] of the [* * *] proposals submitted by the Parties.
5.3    Termination for Cause.
5.3.1    If a Party materially breaches this Agreement, the non-breaching Party may provide the breaching Party with a written notice specifying the nature of the breach and stating its intention to terminate this Agreement with respect to the Target(s), Compound(s) and/or Product(s) (as applicable) to which such breach directly relates if such breach is not cured as provided for in this Section 14.3.1. If the material breach is not cured by the allegedly breaching Party within [* * *] in the event of an undisputed payment default) after the receipt of such notice or if such other breach is curable but cannot be cured within the [* * *] period (which inability shall not apply to undisputed payment defaults) and the allegedly breaching Party fails to use diligent efforts to promptly cure such breach, or the allegedly breaching Party fails to dispute the alleged breach, within such [* * *] period, then in each case the non-breaching Party shall be entitled, without prejudice to any of its other rights under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement with respect to the Target(s), Collaboration Targets, Compound(s) and/or Product(s) (as applicable) to which such breach directly relates by providing written notice to the other Party. If the allegedly breaching Party in good faith disputes such material breach or the failure to cure or remedy such material breach such Party shall, within [* * *] of receipt of written notice from the other Party of its intention to terminate: (x) provide written notice of that dispute putting forward in reasonable detail the rationale for disputing the alleged breach to the notifying Party and (y) initiate expedited arbitration procedures in accordance with Section 19.6, in which case, such termination shall not be effective until [* * *] after the arbitration award determining that the conditions for termination of this Section 14.2 are met; provided further that the breach is not cured within such [* * *] period. During the pendency of any such arbitration the Parties shall continue performing their respective obligations, and exercising their respective rights, under this Agreement. The Parties hereby agree to take such steps as may be reasonably necessary to complete such arbitration process as expeditiously as possible given the circumstances.

5.3.2    In the event that Dicerna or any of its Affiliates commences a declaratory judgment action, inter partes review, post-grant review, opposition or similar proceeding to challenge the validity or enforceability of any Product-Specific Patents, other than in response to a threat of an infringement claim or as necessary to secure allowance of a Novo-owned patent claim, such Patent Right shall no longer be a royalty-bearing Product-Specific Patent (but shall otherwise remain a Licensed Patent Right).
5.3.3    In the event that Novo or any of its Affiliates commences a declaratory judgment action, inter partes review, post-grant review, opposition or similar proceeding to challenge the validity or enforceability of any Licensed Patent Right, other than in response to a threat of an infringement claim or as necessary to secure allowance of a Dicerna-owned patent claim, and such action does not result in a declaration or ruling that the challenged Licensed Patent Right is invalid or unenforceable, Novo shall reimburse Dicerna for its out-of-pocket costs of defending such action and the Royalty rate on Products Covered by the challenged Licensed Patent Right shall be increased by [* * *] of the otherwise applicable Royalty rate set forth in Section 8.6.
5.3.4    In the event of any failure to make timely and complete payments by either Party under Section 5.4, including for Dicerna any adjustments of the Co-Development Percentage, the other Party shall have the right to terminate the relevant Co-Development Program.
5.4    Alternative to Termination. To the extent either Party acquires any right to terminate this Agreement with respect to any Target, Collaboration Target, Compound or Product (including Co-Development Targets and Co-Development Products) or Product-Specific Patent under Section 14.3.1, the non-breaching Party may, in lieu of such termination and without limiting any other rights and remedies, elect for this Agreement to continue in full force and effect with respect to such Target, Collaboration Target, Compound, Product or Product-Specific Patent (as applicable); provided, however, that in the event Novo acquires such termination right due to Dicerna’s breach of any of its obligations under Sections 3.1 and 3.2, Novo shall have the additional right, at its election upon notice to Dicerna, to either (a) have any and all amounts thereafter payable by Novo hereunder relating to or in any way connected with the applicable Target, Collaboration Target, Compound or Product, or the Product(s) Covered by the applicable Product-Specific Patent, for which Novo made such election under this Section 14.4 reduced by [* * *] or (b) seek damages through dispute resolution in accordance with Section 19.6. With respect to any such reduction relating to a Co-Development Product, Dicerna’s obligation to pay Post-Option Development Expenses shall also be reduced by [* * *]. For the avoidance of doubt, the non-breaching Party acquiring a right to terminate is not required to choose between exercising such termination right and such reduction right, and if the non-breaching Party elects to terminate this Agreement it may also seek damages through dispute resolution in accordance with Section 19.6.
6.    EFFECTS OF TERMINATION
6.1    Termination of Agreement. If this Agreement terminates in full for any reason other than expiration, then no later than [* * *] after the effective date of such termination, Novo shall pay all amounts then due and owing (except that Novo shall have the right to offset any undisputed monies owed to Novo by Dicerna, if any) as of the termination date and each Party shall return or cause to be returned to the other Party, or destroy, the other Party’s Confidential Information and all copies thereof unless such Confidential Information are included within the scope of any ongoing license under Section 15.2.3; provided, however, that each Party may keep [* * *] copy of the other Party’s Confidential Information in its confidential files for record purposes and such copy shall remain subject to Article 11 of this Agreement. In the event of termination of this Agreement, except as expressly set forth otherwise in this Agreement (including under the surviving provisions set forth in Section 15.3), the rights and obligations (including the licenses granted under Article 7, except for the mutual use of Confidential Information under Section 7.6, which shall survive) of the Parties hereunder shall terminate as of the date of such termination.

6.2    Target/Product Return.
6.2.1    Upon any Target becoming a Discontinued Target, voluntary termination of this Agreement in its entirety under Section 14.2 or with respect to particular Compounds, Products or Collaboration Targets under Section 14.2 or Section 14.3, any license rights granted by Dicerna to Novo to the Discontinued Target or affected Products, as applicable, (or rights to all Collaboration Targets in the event of the termination of this Agreement as a whole) shall cease and revert to the respective Parties. For purposes of this Section 15.2, “Returned Compounds and Products” shall mean, in the case of a Collaboration Target or Co-Development Target becoming a Discontinued Target, all Product(s) and Compound(s) then being Developed under this Agreement that are Directed To such Discontinued Target(s). Discontinued Targets and Returned Compounds and Products will no longer be subject to Sections 3.1 and 3.2. If this Agreement is terminated by either Party pursuant to Section 13.1, the Parties acknowledge and agree that (a) no Target shall ever have been deemed to be a Collaboration Target, (b) the licenses herein shall be deemed to have never granted and (c) neither Party shall have been subject to any exclusivity obligations.
6.2.2    Novo shall, at Dicerna’s request, transfer to Dicerna the following items with respect to Returned Compounds and Products, to the extent necessary and to the extent used by Novo (as of the date of termination) for the Development, registration, Manufacture (including formulation), use, or Commercialization of the Returned Compounds and Products: all clinical and regulatory correspondence; all Regulatory Approvals held by Novo or its Affiliates; all data and results arising from Novo’s Development or Commercialization of the Compounds and Products corresponding to the Returned Compounds and Products, including the trial master file, the clinical database and the safety database; and solely related to the Compounds and Products that are transferable by Novo or its Affiliates to Dicerna; provided, however, that Novo shall have the right to retain copies of the foregoing information and documentation and information and documentation generally. Dicerna shall (i) reimburse Novo for its reasonable out-of-pocket costs associated with such transfer, as defined in an invoice to be provided by Novo to Dicerna promptly following the effective date of termination in the event of a termination by Novo for Dicerna’s material breach pursuant to Section 14.3; and (ii) assume financial responsibility for such items from the date of transfer to Dicerna. All Confidential Information of Novo relating to the items transferred pursuant hereto shall become joint Confidential Information following such transfer; provided that Dicerna shall have the right to use and disclose such Confidential Information as it reasonably deems necessary or desirable in connection with research, development and commercialization of Returned Compounds and Products incorporating such Confidential Information consistent with Dicerna’s usual practices for protecting and disclosing confidential information relating to its products.
6.2.3    [* * *]. The Parties will agree in good faith regarding a technology transfer plan to facilitate Dicerna’s practice of the foregoing licenses, which plan will provide for reasonable reimbursement to Novo for Novo’s actual internal and out-of-pocket costs and expenses, except in the event Dicerna terminates pursuant to Section 14.3 (in which case the costs and expenses of such transfer shall be borne by Novo), and Dicerna shall be solely responsible, in its discretion, for the prosecution, maintenance, defense and enforcement or all Product-Specific Patents and Novo Product Patents. Any sublicense granted by Novo or its Affiliate to a Third Party under the license granted under Section 7.1 shall survive the termination of this Agreement, provided that, in the case where termination of this Agreement for Novo’s uncured material breach pursuant to Section 14.3, such sublicensee did not cause such uncured material breach. If permitted under such a surviving sublicense, effective upon termination of this Agreement, such sublicense shall become a direct license from Dicerna to such sublicensee; provided, that, if assignment of the sublicense or such conversion of the sublicense to a direct license is not permitted under the applicable sublicense, Novo shall be entitled to retain its right to payment thereunder and shall remain liable for Royalties under Section 8.6 of this Agreement with respect to sales by such sublicensee. If Novo will be required to pay a Third Party licensing fees based on the grant of a sublicense to Dicerna of the applicable intellectual property, Novo shall notify Dicerna of such requirement in advance and Dicerna shall have the option of either not receiving such sublicense or of receiving such sublicense and becoming responsible for the licensing fees and other payments that become payable as a result of such sublicense to Dicerna. In addition, if Dicerna reasonably believes that Dicerna requires a license under Novo Background IP in order to Develop or Commercialize Returned Compounds and Products and requests that Novo negotiate with Dicerna a license under such Novo Background IP for such Development and Commercialization, Novo shall negotiate in good faith with Dicerna with respect to such requested license.
6.2.4    [* * *].
6.2.5    For clarity, with the exception of applicable obligations under this Section 15.2 and without limiting Section 15.4 and unless expressly agreed otherwise, all obligations of the Parties with respect to the Research, Development and Commercialization of the Collaboration Targets, Compounds, and Products shall terminate on the date of notice of termination of this Agreement.
6.3    Survival. Termination or expiration of this Agreement shall not relieve Novo or Dicerna of any obligation accruing prior to such termination/expiration, nor affect in any way the survival of any other right, duty or obligation of Novo or Dicerna which is expressly stated elsewhere in this Agreement to survive such termination. Without limiting the foregoing and except as expressly set forth otherwise in this Agreement, Article 1 (for definitional purposes), Articles 8 and 9 (to the extent that any amounts payable accrued prior to the effective date of such expiration/termination and remain unpaid), Article 11, Article 15 and Article 17 (to the extent and with respect to claims accruing or arising prior to the effective date of such termination), Article 18 (to the extent arising prior to the effective date of termination) and Section 2.4 (but only with respect to information disclosed prior to the notice of termination), Section 8.6 (but only applicable with respect to sublicenses surviving termination (not an expiration) as described in Section 15.2.3 and further, only after First Commercial Sale of a Product and to the extent such sublicensee continues to Develop or Commercialize a Product that triggers such payment obligations during the Royalty Term), Sections 10.1, 10.3 through 10.6, 10.7.3, 10.8, 10.11, and 10.12 (but only to the extent and with respect to intellectual property generated/developed prior to the effective date of such termination), and Sections 2.3.5, 3.4 (to the extent any Compounds, Products, Collaboration Targets or Co-Development Products are still being Researched, Developed or Commercialized), 4.6.1, 7.6, 7.7, 7.8, 9.4, 9.5, 10.7.1, 10.13, 12.2, 14.1, 14.2.2, 15.2, and 16.3 shall survive termination, and Sections 19.1, 19.3 through 19.23 shall survive to the extent applicable. Except as otherwise expressly provided herein, all other rights and obligations of the Parties under this Agreement shall terminate upon termination/expiration of this Agreement.
6.4    Termination Not Sole Remedy. Termination of this Agreement is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available (except as Novo and Dicerna have expressly agreed to otherwise herein) and such termination shall not preclude Novo and Dicerna from claiming any other damages, compensation or relief that it may be entitled to upon such termination.
6.5    Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under the foregoing subclause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 15.5 are without prejudice to any rights a Party may have arising under the Code.
7.    REPRESENTATIONS AND WARRANTIES
7.1    Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Signing Date that:
7.1.1    Good Standing. It is a corporation duly organized, validly existing under the laws of the jurisdiction of its incorporation, and in good standing under the laws of its jurisdiction of formation;
7.1.2    Authority and Capabilities. It has: (a) full corporate power and authority to execute, deliver, and perform this Agreement; (b) taken all corporate action(s) required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement, and the consummation of the transactions and performance of its obligations contemplated by this Agreement; and, (c) sufficient facilities, experienced personnel or other capabilities (including via Affiliates and/or Third Parties) to enable it to perform its obligations under this Agreement;

7.1.3    Valid and Binding. This Agreement constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity);
7.1.4    No Conflict. The execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (a) conflict with or result in a breach of any provision of its organizational documents; (b) result in a breach of any agreement to which it is a party; or, (c) violate any Applicable Laws;
7.1.5    Absence of Debarment. Neither Party, its officers, employees, agents, consultants or any other person used by such Party in the performance of the respective Research and Development activities under the R&D Program has been or is: (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Federal Food, Drug, and Cosmetic Act (“FFDCA”), 44 U.S.C. § 335a; (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or, (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. A Party agrees to inform the other Party in writing promptly if a Party or any person who is performing activities under the R&D Program is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of such Party’s knowledge, is threatened.
7.1.6    Regulatory Documentation. With respect to the Product(s), each Party and its Affiliates shall generate, prepare, maintain and retain all Regulatory Documentation that is required to be maintained or retained by such Party and its Affiliates pursuant to and in accordance with, to the extent applicable, good laboratory and clinical practice and Applicable Law and all such information shall be true, complete and correct in all material respects and what it purports to be. “Regulatory Documentation” means: all (i) applications (including all INDs and applications for Regulatory Approval), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; (iii) supplements or changes to any of the foregoing following Regulatory Approval; and (iv) clinical and other data, including Clinical Trial data, contained or relied upon in any of the foregoing; in each case ((i), (ii), (iii) and (iv)) relating to the Product(s) Directed To a Collaboration Target.
7.1.7    Assignment by Employees, Agents and Consultants. All employees and agents of, and consultants to, each Party or its Affiliates are obligated to assign to such Party or its Affiliate their rights in and to any inventions arising out of their work at such Party or its Affiliate either pursuant to written agreement or by operation of law.

7.1.8    Actions Regarding Regulatory Authorities. Neither Party nor any of its Affiliates, nor any of its or their respective officers, employees or agents has: (i) committed (or after the Signing Date, will commit) an act, (ii) made (or after the Signing Date, will make) a statement or (iii) failed (or after the Signing Date, will fail) to act or make a statement that, in any case ((i), (ii) (iii)), that (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Commercialization of Products or (y) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory, with respect the Commercialization of Compounds or Products.
7.1.9    Limitation. Neither Party nor its Affiliates makes any representation or warranty, either express or implied, that any of the R&D Program, Research, Development and/or Commercialization efforts with regard to any Compound or Product will be successful.
7.2    Representations, Warranties and Covenants by Dicerna. Dicerna represents, warrants and, as applicable, covenants, to Novo as follows:
7.2.1    No Targets Encumbered. As of the Signing Date, the Blocked Target List is comprised of only the Blocked Targets disclosed pursuant to Section 2.3.1.
7.2.2    No Conflict with this Agreement. Neither Dicerna nor any of its Affiliates has granted, nor will Dicerna or its Affiliates grant during the Term, any rights (or other encumbrances) to any Third Party to Licensed Technology that conflict with the rights assigned and/or granted to Novo hereunder. Dicerna has Control over all Know-How and Patent Rights owned by it or its Affiliates as of the Signing Date that are necessary or reasonably useful to the Research, Development, registration, manufacturing (including formulation) or Commercialization of the Compounds and Products as known to be contemplated by this Agreement as of the Signing Date. Dicerna shall ensure that: (a) all Know-How relating to, and Patent Rights directed to (i) the GalXC Platform or (ii) Compounds and Products, necessary or reasonably useful to Research, Develop, register, Manufacture (including formulate), use or Commercialize Compounds or Products in the Field in the Territory; and (b) all Improvements to Licensed Technology; in each case of (a) and (b) solely conceived, developed, created, made or reduced to practice by Dicerna or its Affiliates and not subject to Third Party rights under existing agreements, except for the Blocked Targets and Targets subject to the Excluded Field due to exclusivity obligations granted under the Lilly Agreement consistent with this Section 16.2.2, are upon creation and remain thereafter Controlled by Dicerna. Neither Dicerna, nor any of its Affiliates, will enter into any agreement after the date of execution of this Agreement conflicting with the foregoing. Neither Dicerna nor any of its Affiliates will assign, divest or otherwise transfer any of the Licensed Technology in a manner that would adversely affect Novo’s rights hereunder. Neither Dicerna nor any of its Affiliates has, in anticipation of this Agreement or one of a similar nature, participated in, or agreed or planned to participate in, any transaction or series of transactions where the intent or result of such transaction(s) is (or was) to avoid extending to Novo or its Affiliates any benefits of this Agreement that Novo and its Affiliates otherwise would have enjoyed, and Dicerna shall not, and shall cause its Affiliates not to, participate in, or agree or plan to participate in, any such transaction following the Signing Date.
7.2.3    Existing Patent Rights.
(a)    All Patent Rights contained in the Licensed Technology existing as of the Signing Date that are issued or subject to a pending application for issuance (the “Existing Patents”) are listed on Exhibit E and all such Existing Patents are, as of the Signing Date: (i) to the extent issued (unless otherwise indicated on Exhibit E), subsisting and, to Dicerna’s knowledge, not invalid or unenforceable; (ii) except for the Blocked Targets or Targets subject to the Excluded Field due to the exclusivity obligations granted under the Lilly Agreement, solely and exclusively owned or exclusively licensed to Dicerna in the Field in the Territory, free of any encumbrance, lien or claim of ownership by any Third Party; (iii) to the extent subject to a pending application for issuance, being prosecuted in the respective patent offices in which such applications have been filed in accordance with Applicable Law and Dicerna’s ordinary patent prosecution practices and Dicerna and its Affiliates have presented all relevant references, documents and information of which it and the inventors are aware and which is advisable based on advice from patent counsel to the relevant patent examiner at the relevant patent office; and (iv) filed and maintained properly and all applicable fees applicable thereto have been paid on or before the due date for payment.
(b)    As of the Signing Date, to Dicerna’s Knowledge, neither Dicerna nor any of its Affiliates have taken any action that would render any Invention claimed in the issued Existing Patents unpatentable.
(c)    The Existing Patents represent all Patent Rights Controlled by Dicerna or their Affiliates as of the Signing Date that are necessary or reasonably useful for the Research, Development, or Commercialization of the Compounds and Products as known to be contemplated by this Agreement as of the Signing Date. To Dicerna’s knowledge, as of the Signing Date, no rights or licenses are required under any Third Party Patent Rights or Know-How for Novo to Research, Develop, Manufacture (including to formulate) or Commercialize the Products as contemplated herein as of the Signing Date other than those granted under Section 7.1.
(d)    There is no license or other right granted by Dicerna or any of its Affiliates to any Third Party, or any agreement with a Third Party to which Dicerna or any of its Affiliates is a party, that would cause any Patent Right or Know-How generated by or on behalf of Dicerna or any of its Affiliates in the conduct of activities under this Agreement to fail to be Licensed Technology by depriving Dicerna of Control of such Patent Right or Know-How in the Field.
7.2.4    Litigation and Actions Relating to Intellectual Property. As of the Signing Date: (a) Dicerna has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Licensed Technology, including the Licensed Patent Rights, or Dicerna’s or its Affiliates’ rights, therein; and (b) Dicerna is not aware of any pending or threatened action, suit, proceeding or claim by a Third Party asserting that Dicerna or its Affiliates is infringing or has misappropriated or otherwise is violating any Patent Right, trade secret or other proprietary right of any Third Party as would reasonably be expected to impair in any material respect the ability of it or its Affiliates to fulfill any of its obligations under this Agreement.
7.2.5    Other Material Claims and Actions. As of the Signing Date, there are no claims, actions, or proceedings pending or, to Dicerna’s of its Affiliates’ knowledge, threatened; nor, to Dicerna’s or its Affiliates’ knowledge, are there any formal inquiries initiated or written notices received for any such legal proceedings, in each case (or in aggregate) against Dicerna or its Affiliates or their properties, assets or businesses, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Dicerna’s or its Affiliates’ ability to conduct the R&D Program or to grant the licenses or rights granted under this Agreement.
7.2.6    No Government Funding. The Inventions claimed by the Existing Patents as of the Signing Date: (i) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States of America or any agency thereof and (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.
7.3    No Other Warranties. Except as otherwise expressly set forth in this Agreement, each Party and its Affiliates expressly disclaim any and all representations or warranties of any kind with respect to the subject matter of this Agreement, whether express or implied, including any warranties of non‑infringement, merchantability or fitness for a particular purpose.
8.    INDEMNIFICATION AND LIABILITY
8.1    Indemnification by Dicerna. Dicerna shall indemnify, defend and hold Novo and its Affiliates, and their respective officers, directors, employees and agents (each, a “Novo Indemnified Party”), harmless from and against losses, settlements, penalties, fines, costs or expenses, damages and liability, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any Novo Indemnified Party may become subject as a result of any Third Party demands, suits, claims or actions (“Claims”) against any Novo Indemnified Party (including product liability claims) arising or resulting from: (a) the Research, Development, Manufacture (including formulation), Commercialization or other exploitation of the Dicerna Orphan Products and Returned Compounds and Products pursuant to this Agreement by or on behalf of Dicerna or its Affiliates; (b) the negligence or willful misconduct of Dicerna or its Affiliates pursuant to this Agreement; (c) the breach of any term in or the covenants, warranties, representations made by Dicerna to Novo under this Agreement; (d) misappropriation of a Third Party’s Know-How to the extent such misappropriation arises from Novo’s, its Affiliate’s or its or their sublicensees’ use hereunder of materials provided by a Dicerna Indemnified Party hereunder. Dicerna is only obliged to so indemnify and hold the Novo Indemnified Parties harmless to the extent that such

Claims: (i) do not arise from any breach of this Agreement or the negligence or willful misconduct of a Novo Indemnified Party and/or (ii) are not subject to indemnification by Novo under Section 17.2.
8.2    Indemnification by Novo. Novo shall indemnify, defend and hold Dicerna and its Affiliates, and their respective officers, directors, employees and agents (each, a “Dicerna Indemnified Party”), harmless from and against Losses incurred by any Dicerna Indemnified Party as a result of any Third Party Claims against any Dicerna Indemnified Party (including product liability claims) arising or resulting from: (a) the Research, Development, Manufacture (including formulation), Commercialization or other exploitation of the Compounds and Products (but not the Co-Development Products) pursuant to this Agreement by or on behalf of Novo or its Affiliates (other than to the extent Dicerna or its Affiliates are carrying out work on behalf of Novo, but subject to subclause (d)), (b) the negligence or willful misconduct of Novo or its Affiliates pursuant to this Agreement; (c) the breach of any term in or the covenants, warranties, representations made by Novo to Dicerna under this Agreement or (d) misappropriation of a Third Party’s Know-How to the extent such misappropriation arises from Dicerna’s, its Affiliate’s or its or their sublicensees’ use hereunder of materials provided by a Novo Indemnified Party hereunder. Novo is only obliged to so indemnify and hold the Dicerna Indemnified Parties harmless to the extent that such Claims: (i) do not arise from any breach of this Agreement or the negligence or willful misconduct of a Dicerna Indemnified Party and/or (ii) are not subject to indemnification by Dicerna under Section 17.1.
8.3    Indemnification Procedure.
8.3.1    Any Novo Indemnified Party or Dicerna Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.
8.3.2    Subject to the provisions of Section 17.3.3, the Indemnifying Party shall have the right, upon providing notice to the Indemnified Party of its intent to do so within [* * *] after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense. If the Indemnifying Party does not assume control of such defense, or does not comply with its obligations under Section 17.3.3, the Indemnified Party shall be entitled to control the defense and handling of the Claim at the Indemnifying Party’s sole expense.
8.3.3    If the Indemnifying Party elects to assume the defense and handling of the Claim: (a) the Indemnifying Party shall select competent counsel in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim; (b) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party; and (c) the Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense, and shall not agree to any settlement of the Claim without the prior written consent of the Indemnifying Party if there is any liability or any financial or other obligation on the part of the Indemnifying Party or if it would adversely affect the Indemnifying Party.
8.4    SPECIAL, INDIRECT, AND OTHER LOSSES. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT FOR: (A) LIABILITY FOR BREACH OF ARTICLE 7; (B) DAMAGES REQUIRED TO BE PAID TO (I) A THIRD PARTY PURSUANT TO A NON-APPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION IN CONNECTION WITH A THIRD PARTY CLAIM FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER OR (II) A PARTY PURSUANT TO A NON-APPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION IN CONNECTION WITH A VIOLATION OF PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS; (C) SUCH DAMAGES ARISING OUT OF ANY BREACH OF SECTIONS 3.1 OR 3.2 OR 3.4 OR ARTICLE 11 OF THIS AGREEMENT BY A PARTY, ITS AFFILIATES OR SUBLICENSEES; OR (D) SUCH DAMAGES ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY.
8.1    Insurance. [* * *].
9.    COMPLIANCE
9.1    Compliance with this Agreement. Each of the Parties shall, and shall (to the extent applicable) cause their respective Affiliates to, comply in all material respects with the terms of this Agreement.
9.1    Compliance with Party Specific Regulations. In carrying out their respective obligations under this Agreement, the Parties agree to cooperate with each other as may reasonably be required to help ensure that each is able to fully meet its obligations with respect to the Party Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party Specific Regulation applicable to it; provided that in the event that a Party refuses or is unable to fulfill its obligations under this Agreement in any material respect on such basis, the other Party shall (without derogation to any other available rights and remedies) have the right to terminate this Agreement in accordance with Section 14.3. All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

9.2    Compliance with Internal Compliance Codes. Except as expressly set forth in this Agreement, all Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to help insure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement.
9.3    Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the US Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.
9.4    Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Article 18, in connection with any activities of the Parties under this Agreement, the Parties confirm that they have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person or to any Government Official for the purpose of: (i) improperly influencing any act or decision of the person or Government Official; (ii) inducing the person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (iii) securing any improper advantage; or, (iv) inducing the person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business. For the purposes of this Section “Government Official” means: (i) any officer or employee of: (a) a government, or any department or agency thereof; (b) a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; or (c) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department or agency thereof; (ii) any political party or party official or candidate for public or political party office; and/or (iii) any person acting in an official capacity on behalf of any of the foregoing.
9.5    Responsible Business. Each Party will work to improve its social, environmental and ethical procedures, policies and performance and will support the principles set out in the United Nations’ Universal Declaration of Human Rights of 1948, the International Labour Organization Conventions and the ICC Business Charter for Sustainable Developments (hereinafter jointly referred to as “Responsible Business Practices”). Each Party undertakes to promptly notify the other Party if it encounters difficulties in supporting Responsible Business Practices. Upon request and within a reasonable period of time, each Party will discuss with the other Party information on its social, environmental and ethical procedures, policies and performance in order to reasonably substantiate that Responsible Business Practices are being followed. If, based on such discussion, a Party appears to face difficulties in supporting Responsible Business Practices, the Parties agree to collaborate in good faith to address any such difficulties as the exclusive remedy therefor.
10.    GENERAL PROVISIONS

10.1    Assignment. Except as provided in this Section 19.1, [* * *].
10.1    Effects of Assignment, Change of Control. In the event of any assignment of this Agreement by Dicerna or upon a Change of Control of Dicerna:
10.1.1    Dicerna’s rights subsequent to a Change of Control to designate Products as Co-Development Products under Sections 2.3.2 and 2.3.3 shall [* * *];
10.1.2    Novo may terminate Dicerna’s rights to participate in any Commercialization (including co-promotion) activities with respect to any Co-Development Products;
10.1.3    Novo shall have no obligations under this Agreement to provide to Dicerna any sensitive information or materials, including information or materials relating to sales, marketing, development or strategic matters;
10.1.4    Dicerna’s rights as an Auditing Party under Section 9.5 shall be limited to auditing Novo’s books and records to determine the accuracy of Net Sales and Operating Profit or Loss calculations;
10.1.5    [* * *];
10.1.6    Novo shall have the right to terminate the JSC and/or any of its Working Groups, in which case all authority granted to the JSC and any such Working Groups shall vest in Novo; and
10.1.7    If Dicerna owes any deferred amount under Section 5.4.2(b), Dicerna shall repay to Novo such deferred amount prior to or on the date of such assignment or Change of Control of Dicerna.
10.2    Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. For clarity, the Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.
10.3    Severability. Should one or more of the provisions of this Agreement become void or unenforceable, or be determined to be void or unenforceable, as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
10.4    Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without giving effect to any law that would result in the application of a different body of law than as set forth in this Section 19.5. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
10.5    Dispute Resolution.
10.5.1    If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute through their respective Project Leaders, Program Leaders or JSC, if and as applicable, within [* * *] of a written request by either Party to the other Party (“Notice of Dispute”), and such Dispute is not one for which a Party has final decision-making as expressly set forth in Section 6.5.4 of this Agreement, either Party may refer the Dispute to Senior Representatives of each Party for resolution. Each Party, within [* * *] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the Senior Representative to whom such dispute is referred. If, after an additional [* * *] after the Notice of Dispute, such Senior Representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim that is not an “Excluded Claim” (defined in Section 19.6.5) shall be finally resolved by binding arbitration by the International Chamber of Commerce (“ICC”) administered in accordance with Rules of ICC in effect on the date of this Agreement and applying the substantive law specified in Section 19.5. Judgment on the arbitration award may be entered in any court having jurisdiction thereof. The obligation to arbitrate under this Section 19.6 shall extend to any claims by or against the Parties and their respective Affiliates and any agents, principals, officers, directors, or employees of either of the Parties or their respective Affiliates.
10.5.2    The arbitration shall be conducted by: [* * *] experienced in the business of pharmaceuticals. If the issues in dispute involve scientific, technical or commercial matters, the arbitrators chosen hereunder shall engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. Within [* * *] after initiation of arbitration, the Parties shall select the arbitrators. Novo, on the one hand, shall select [* * *] arbitrator and Dicerna, on the other hand, shall select [* * *] arbitrator (or, if either Party fails to make a choice, the ICC shall select [* * *] arbitrator on behalf of such Party) and the [* * *] arbitrators selected by the Parties will mutually select a [* * *] arbitrator (or, if they fail to make a choice, the ICC shall select a [* * *] arbitrator). In making their determination, the arbitrators shall not have the authority to modify any term or provision of this Agreement. A consensus decision of any [* * *] of the arbitrators shall be final, conclusive and binding on the Parties. The place of arbitration shall be v, and all proceedings and communications shall be in English.
10.5.3    Prior to the arbitrators being selected, either Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party until final resolution of the issue by the arbitrators or other resolution of the controversy between the Parties. Once the arbitrators are in place, either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrators. Any final award by the arbitrators may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrators may render early or summary disposition of some or all issues, after the Parties have had a reasonable opportunity to make submissions on those issues. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. The arbitrators may award the costs and expenses of the arbitration, including reasonable attorneys’ fees, disbursements, arbitration expenses, arbitrators’ fees and the administrative fee of the ICC, to the prevailing Party, which award shall be in such manner as the arbitrators deem appropriate, based on the determination of the arbitrators on the merits.
10.5.4    Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable [* * *] statute of limitations.
10.5.5    As used in this Section 19.6, the term “Excluded Claim” means any dispute, controversy or claim that concerns: (a) the validity, enforceability or infringement of any patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Any Excluded Claim may be submitted by either Party to any court of competent jurisdiction over such Excluded Claim.
10.6    Continued Performance During Pendency of Arbitral Matters. Unless and until this Agreement has terminated in accordance with its terms, the Parties shall continue to proceed with and be bound by all rights and obligations hereunder notwithstanding the issue of a Notice of Dispute or the pendency of an Arbitral Matter, litigation involving a patent issue pursuant to this Agreement, or any applicable Cure Period.
10.7    Consent to Non-Exclusive Jurisdiction; Service of Process. As may be permitted under this Agreement, any legal action or proceeding that may be brought, in a [* * *] and, by execution and delivery of this Agreement, each Party hereby consents for itself and in respect of its property, generally and unconditionally, to the non-exclusive jurisdiction of such courts. The Parties irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which either Party may now or hereafter have to the bringing of any such action of proceeding in such respective courts. Each Party irrevocably consents to the service of process of any such courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the other Party at its address provided herein, such service to become effective [* * *] after such mailing.
10.8    Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of

God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, such affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.
10.9    Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
10.10    Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Dicerna and Novo, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other to any contract, agreement or undertaking with any third Party.
10.11    Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when: (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested) (although the sending of the e-mail message shall be when the notice is deemed to have been given); or (b) the earlier of when received by the addressee or [* * *] after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):
If to Dicerna:
Dicerna Pharmaceuticals, Inc.
33 Hayden Avenue

Lexington, Massachusetts 02421

Attention: President and Chief Executive Officer

Fax: [* * *]

E-mail: [* * *]

and

Dicerna Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, Massachusetts 02421

Attention: Legal Department
If to Novo:

Novo Nordisk A/S
Novo Alle 1
2880 Bagsvaerd
Denmark
Attention: CVP of Global Business Development

with a copy (which shall not constitute notice) to:

Novo Nordisk A/S
Novo Alle 1
2880 Bagsvaerd
Denmark
Attention: General Counsel

Dicerna shall also provide a copy of any notice (via e-mail if available) to Novo.
10.12    Further Assurances. Novo and Dicerna hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
10.13    Compliance with Law. Each Party shall, or shall cause, its Affiliates, sublicensees or Third Party contractors to, perform its obligations under this Agreement in accordance with all Applicable Laws, including any GCPs, GLPs, GMPs or GRPs and Internal Compliance Codes, as applicable. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.
10.14    No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.
10.15    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded in its entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date. “Confidentiality Agreement” means the Mutual Confidentiality Agreement between Dicerna and Novo dated August 14th, 2018, as amended on August 14, 2019, and further amended with respect to exclusivity disclosure on October 9, 2019.
10.16    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signature pages may be validly delivered by facsimile or by electronic mail in PDF format and such signature pages shall have the same effect as originals.
10.17    Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.
10.18    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
10.19    Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
10.20    Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Schedules or Exhibits mean the particular Articles, Sections, Schedules or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or

“including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a Calendar Day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e)  the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the phrase “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; and (k) neither Party shall be deemed to be acting on behalf of the other Party.
10.21    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
10.22    Export. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.

[Remainder of page left blank intentionally; signature page follows.]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

DICERNA PHARMACEUTICALS, INC.

By: /s/ Douglas Fambrough
Name: Douglas Fambrough
Title: CEO

NOVO NORDISK A/S

By: /s/ Karsten Munk Knudsen
Name: Karsten Munk Knudsen
Title:    Executive Vice President

NOVO NORDISK A/S

By: /s/ Mads Krogsgaard Thomsen
Name:    Mads Krogsgaard Thomsen
Title:    Executive Vice President

[Signature Page to Collaboration and License Agreement]

Exhibit A
Work Flow Plan

[* * *]

A-1

Exhibit B

Initial Research Plan

To be attached hereto by the Parties as set forth in Section 4.1.4.

Exhibit C

Novo Nordisk A/S’s Invoicing Instructions

In order to ensure timely settlement of invoices, you are kindly requested to observe the below guidelines when sending invoices or credit notes to Novo Nordisk.

All invoices should be sent via email by attaching the invoice as a PDF file, email address: [* * *]. Novo Nordisk is unable to process invoices sent by telefax.

All invoices must include the following information:
•Full name and Novo Nordisk initials of the Project Director for Novo Nordisk:
•It must be clearly stated that the document is an invoice

•A reference to the Novo Nordisk agreement ID ________

•Value Added Tax number or Federal ID/registration number

•Bank information:
1. International Bank Account Number
2. Bank Name: The name of beneficiary’s bank
3. Bank Address: The address of beneficiary’s bank
4. Bank Key #: ABA/Routing/Fedwire/Transit number/Sort Number
5. Swift: Swift code
6. Account Name: Under what name beneficiary’s bank account is open
7. Account Number: Number of beneficiary’s bank account and/or IBAN code, which is applicable in all EU countries.

Exhibit D

Press Release

Dicerna and Novo Nordisk enter agreement to discover and develop RNAi therapies for liver-related cardio-metabolic diseases

•	Collaboration to explore liver cell targets using Dicerna’s GalXC™ technology with the potential to deliver a significant number of clinical candidates

•	Each company to retain rights to co-develop and co-commercialise product candidates

•	Dicerna to receive upfront payment of USD 175 million and equity investment of USD 50 million

•	Dicerna is eligible to receive an additional USD 75 million over the first three years, plus up to USD 357.5 million per target in potential milestone payments, and royalties on product sales

•	[* * *]

Lexington, Massachusetts, US, and Bagsværd, Denmark, 18 November 2019 – Dicerna™ Pharmaceuticals, Inc. (Nasdaq: DRNA) and Novo Nordisk A/S today announced an agreement to discover and develop novel therapies for the treatment of liver-related cardio-metabolic diseases using Dicerna’s proprietary GalXC™ RNAi platform technology. The collaboration plans to explore more than 30 liver cell targets and may deliver multiple clinical candidates for disorders including chronic liver disease, non-alcoholic steatohepatitis (NASH), type 2 diabetes, obesity, and rare diseases. Dicerna will conduct and fund discovery and preclinical development to clinical candidate selection for each liver cell target, and Novo Nordisk will be responsible for all further development.

The agreement represents a significant investment by Novo Nordisk to secure access to Dicerna’s proprietary GalXC RNAi platform, which complements its existing technology base. The collaboration provides Novo Nordisk with the capability to inhibit hepatocyte targets involved in disease regulation and has the potential to generate a number of clinical development candidates.

“We are excited to collaborate with Novo Nordisk on this broad research and development effort that extends the reach of our GalXC platform to a wide range of liver cell targets and maximises our opportunities in serious liver diseases,” said Douglas M Fambrough, PhD, president and chief executive officer of Dicerna. “Our efforts will benefit from Novo Nordisk’s expertise in cardio-metabolic diseases and years of experience developing and commercialising innovative therapies worldwide, which will help us advance novel RNAi treatments for underserved patient populations.”

The agreement enables each company to co-develop and co-commercialise product candidates discovered under the collaboration. Novo Nordisk will lead programmes targeting cardio-metabolic disorders and other indications with Dicerna having the option to opt into two programmes during clinical development. Dicerna retains rights to initiate two new orphan liver disease programmes for which Novo Nordisk can opt in. For all co-development programmes, the companies will share in the profit/loss of net sales of products consistent with each company’s contribution to co-development costs.

“Through this important collaboration with Dicerna, we gain access to an innovative technology and deep expertise in RNA interference,” said Marcus Schindler, senior vice president of Global Drug Discovery in Novo Nordisk. “Dicerna is the ideal partner to discover and develop molecules for targets that may yield multiple potential treatments across disease areas such as diabetes, obesity, cardiovascular and NASH. We will work closely together to unlock the true potential of treating a range of diseases using RNAi therapies, for the benefit of patients.”

Under the terms of the agreement, Dicerna will receive:

•	An upfront payment of USD 175 million.

•	A USD 50 million equity investment in Dicerna at a premium.

•	USD 25 million annually during each of the first three years of the collaboration, contingent on Dicerna delivering RNAi molecules for a defined number of targets.

•	Up to USD 357.5 million per target in development, regulatory and commercialisation milestone payments, plus tiered royalties on product sales ranging from the mid-single-digits to mid-teens.

The transaction is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary conditions.

[* * *]

About Dicerna's GalXC™ RNAi technology platform
Dicerna’s proprietary RNA interference (RNAi) technology platform, called GalXC™, aims to advance the development of next-generation RNAi-based therapies designed to silence disease-driving genes in the liver and other tissues. Liver-targeted GalXC-based compounds enable subcutaneous delivery of RNAi therapies that are designed to bind specifically to receptors on liver cells, leading to internalisation and access to the RNAi machinery within the cells. The GalXC approach seeks to optimise the activity of the RNAi pathway so that it operates in the most specific and potent fashion. Compounds produced via GalXC are intended to be broadly applicable across multiple therapeutic areas, including both liver and non-liver indications.

About Dicerna™ Pharmaceuticals, Inc.
Dicerna™ Pharmaceuticals, Inc., is a biopharmaceutical company using ribonucleic acid (RNA) interference (RNAi) to develop medicines that silence genes that cause disease. The company is applying its proprietary GalXC™ technology to develop potent, selective, and safe RNAi therapies for treatment of rare diseases, chronic liver diseases, cardiovascular diseases, neurodegenerative diseases, pain and viral infectious disease. Dicerna aims to treat disease by addressing the underlying causes of illness with capabilities that extend beyond the liver to address a broad range of diseases, focusing on target genes where connections between gene and disease are well understood and documented. Dicerna intends to discover, develop and commercialise novel therapies either on its own or in collaboration with pharmaceutical partners. Dicerna has strategic collaborations with Novo Nordisk A/S, Roche, Eli Lilly and Company, Alexion Pharmaceuticals, Inc. and Boehringer Ingelheim International GmbH. For more information, please visit www.dicerna.com.

Dicerna Forward-Looking Statements
This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements.

Examples of forward-looking statements include, among others, statements we make regarding: (i) the full potential to leverage our GalXC platform to target and silence specific genes that contribute to cardio-metabolic diseases; (ii) the potential to earn revenue from royalties and milestone payments under the collaboration with Novo Nordisk; (iii) research and development plans related to GalXC and its utility in silencing genes that contribute to cardio-metabolic diseases; (iv) the potential of RNAi therapies for the treatment of cardio-metabolic diseases; and (v) the potential for the collaboration and co-commercialization of products by Novo Nordisk and Dicerna. The process by which an early-stage platform such as GalXC could potentially lead to an approved product is long and subject to highly significant risks, particularly with respect to a preclinical research collaboration. Applicable risks and uncertainties include those relating to preclinical research and other risks identified under the heading "Risk Factors" included in Dicerna's most recent quarterly report on Form 10-Q and in other filings made by the company with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Dicerna's current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements, except as required by law.

* Novo Nordisk A/S and Roche transactions are subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions.

Dicerna™ and GalXC™ are trademarks of Dicerna Pharmaceuticals, Inc.

Novo Nordisk is a global healthcare company with more than 95 years of innovation and leadership in diabetes care. This heritage has given us experience and capabilities that also enable us to help people defeat obesity, haemophilia, growth disorders and other serious chronic diseases. Headquartered in Denmark, Novo Nordisk employs approximately 42,200 people in 80 countries and markets its products in more than 170 countries. For more information, visit novonordisk.com, Facebook, Twitter, LinkedIn, YouTube.

Further information

Media Dicerna:
Amy Trevvett	1 617-612-6253	atrevvett@dicerna.com
Alex Van Rees, SmithSolve	+1 973-442-1555 ext. 111	alex.vanrees@smithsolve.com
Media Novo Nordisk:
Mette Kruse Danielsen	45 3079 3883	mkd@novonordisk.com
Ken Inchausti (US)	1 609 240 9429	kiau@novonordisk.com

Investors Dicerna:
Lauren Stival, Stern Investor Relations, Inc.	1 212-362-1200	lauren.stival@sternir.com

Investors Novo Nordisk:
Peter Hugreffe Ankersen	45 3075 9085	phak@novonordisk.com
Valdemar Borum Svarrer	45 3079 0301	jvls@novonordisk.com
Ann Søndermølle Rendbæk	45 3075 2253	arnd@novonordisk.com
Mark Joseph Root	45 3079 4211	mjhr@novonordisk.com
Kristoffer Due Berg (US)	1 609 235 2989	krdb@novonordisk.com

#    #    #

Exhibit E

Existing Patents

[* * *]

E-1

Exhibit F

Co-Development Programs Profit Sharing

[* * *]

E-1

Exhibit G

Co-Promotion Principles

[* * *]

G-1

Exhibit H

Dicerna Competitors

[* * *]

Exhibit I

Dicerna Contract Manufacturers

[* * *]

Exhibit J

Patent Prosecution: Default Countries & Territories

[* * *]

Exhibit K

[Intentionally Omitted]

Exhibit L

Use of Human Biosamples and Informed Consent
[* * *]

L-1
5028265.7B

Exhibit M

NOVO Principles for the Use of Animals
[* * *]